Exhibit 2.1

Certain attachments to this Exhibit 2.1 have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. AutoWeb, Inc. will furnish supplementally copies of such attachments to the SEC or its staff upon request.

ASSET PURCHASE AGREEMENT

by and among

AutoWeb, Inc.,

Tradein Expert, Inc.,

Car Acquisition, LLC,

Carzuz.com LLC,

McCombs Family Partners, Ltd.,

And

Phil Kandera

  Dated as of July 31, 2021

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into as of July 31, 2021 (“Effective Date”) by and among AutoWeb, Inc., a Delaware corporation (“Purchaser Parent”), Tradein Expert, a Delaware corporation (“Purchaser”), Car Acquisition, LLC, a Texas limited liability company, dba CarZeus (“Seller”), Carzuz.com LLC, a Texas limited liability company (“Seller Class A Member”), McCombs Family Partners, Ltd., a Texas limited partnership (“Seller Class B Member”) and Phil Kandera, an individual and affiliate of Seller and Seller Class A Member (“Kandera”). Purchaser Parent and Purchaser are collectively referred to herein as the “Purchasing Group” and sometimes each individually as a “Purchasing Group Member;” Seller Class A Member and Seller Class B Member are collectively referred to herein as “Seller Members” and sometimes each individually as a “Seller Member;” Seller, Seller Class A Member and Seller Class B Member are collectively referred to herein as the “Selling Group” and sometimes each individually as a “Selling Group Member;” and Purchaser Parent, Purchaser, Seller, Seller Class A Member, Seller Class B Member and Kandera are referred to herein collectively as the “Parties” and sometimes each individually as a “Party.”

BACKGROUND

Seller is engaged in the Business. Upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from Seller, all of the Purchased Assets.

In consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the Parties, intending to be legally bound, do hereby agree as follows.

ARTICLE I
DEFINITIONS

1.1           Certain Definitions. As used in this Agreement, the following defined terms shall have the meanings ascribed below:

“Accounts Receivable” means all billed and unbilled trade accounts receivable and other rights to receive payments from any Person, and all notes, bonds or other evidences of rights to receive payments from any Person, and all rights, claims or remedies related to any of the foregoing and the full benefit of all security for any of the foregoing, including miscellaneous receivables, credits, rebates, security deposits and the like, and any rights with respect to any third party collection procedures or any other Actions which have been commenced in connection therewith.

“Action” means any complaint, claim, demand, prosecution, indictment, action, litigation, lawsuit, arbitration, proceeding, hearing, inquiry, audit, or investigation (whether civil, criminal, judicial or administrative, and whether formal or informal, and whether public or private) made or brought by any Person or brought or heard by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, more than 50% of the voting capital shares or other voting equity interests or securities of such Person, and (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person. For the purpose of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement and all Exhibits, Schedules and other attachments hereto, as the same may be amended from time to time in accordance with the terms hereof.

“Arbitration Venue” means New Castle County, Delaware.

“Assumed Contracts” means only those Business Contracts listed on the Purchased Assets and Assumed Liabilities and Obligations Schedule as Assumed Contracts.

“Assumed Liabilities and Obligations” means only those Liabilities of the Business listed on the Purchased Assets and Assumed Liabilities and Obligations Schedule as Assumed Liabilities and Obligations.

“Bill of Sale and Assignment” means the Bill of Sale and Assignment substantially in the form of Exhibit D attached hereto.

“Business” means the business of buying or selling used motor vehicles as conducted by Seller prior to and as of the Closing.

“Business Contracts” means the Leases, the Intellectual Property Contracts, and the other Contracts required to be identified in any Schedule to this Agreement, including in the Disclosure Schedule (and “Business Contract” means any one of them individually).

“Business Day” means any day, other than a Saturday, Sunday, or a day on which banks located in the State of Texas, USA are authorized or required by Law to close.

“Business Employees” means the full and part-time (if any) employees of Seller.

“Business Records” means all books, records, data and information, in any form, related to or concerning the Business, the Former Business Employees, the Purchased Assets, or the Assumed Liabilities and Obligations, whether or not in the possession of Seller, including all lists of current and prospective Business Relationships, all supplier and vendor lists, records, files and information, service and warranty records, equipment logs, operating guides and manuals, personnel records and files of or relating to the Former Business Employees, marketing and promotional materials used in the Business, whether in electronic or paper form, including advertising materials, product data, price lists, sales materials, scientific and commercial publications, market research and other materials associated with the Business.

“Business Location” means 4335 Vance Jackson Rd, Suite 104, San Antonio, TX 78230

“CCPA” means the California Consumer Privacy Act of 2018 and all amendments thereto and any implementing regulations issued by the Attorney General of the State of California.

“Change in Control” means the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of a party or (ii) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such act) of more than 50% of either (1) the then outstanding shares of common stock of such party; or (2) the combined voting power of the then outstanding voting securities of such party entitled to vote generally in the election of directors.

“Closing Proration and Allocation Payment” means the amount payable by Purchaser to Seller or by Seller to Purchaser, as applicable, based on the reconciliation of various expense and other prorations and allocations determined by the Parties as set forth on the Transition Services Schedule.

“Closing Schedule” means Exhibit C attached hereto.

“COBRA” means Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law, and the rules and regulations issued by the IRS pursuant thereto or to any successor Law.

“Common Stock” means the Company’s common stock, $0.001 par value per share.

“Consent” means any approval, consent, permission, ratification, waiver, or other authorization of any Person (including any Governmental Authority).

“Contract” means any agreement, contract, obligation, promise, note, bond, mortgage, undertaking, indenture, purchase order, sales order, instrument, lease, franchise, license, permit, understanding, arrangement, commitment or undertaking, whether written or oral, or express or implied, and in each case, including all amendments thereto.

“Current Fiscal Year” means Seller’s fiscal year ending December 31, 2021.

“Disclosure Schedule” means the schedule to be delivered to the Purchasing Group Members by the Selling Group Members concurrently with the execution and delivery of this Agreement by the Parties, which schedule contains responses to items to be listed pursuant to the various representations and warranties being made by the Selling Group Members in Article III of this Agreement and may contain exceptions to such representations and warranties noted by the Selling Group Members.

“DOL” means the United States Department of Labor.

“EEOC” means the United States Equal Employment Opportunity Commission.

“Electronic Transmission” means a communication (i) delivered by facsimile, telecommunication or electronic mail when directed to the facsimile number of record or electronic mail address of record, respectively, which the intended recipient has provided to the other party for sending notices pursuant to this Agreement and (ii) that creates a record of delivery and receipt that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

“Employee Benefit Plans” means collectively, all “employee benefit plans” within the meaning of Section 3(3) of ERISA (including multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan, and other employee benefit plans (including health, medical, dental, and similar benefit plans), programs, Contracts and other arrangements, whether or not subject to ERISA, including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise, whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, or any current or former owner, director, officer, or consultant of Seller or any Predecessor has any present or future right to benefits and which are contributed to, sponsored by or maintained by or for the benefit of Seller or any of its Affiliates, or (ii) Seller has or could have any present or future Liability, or (iii) the Purchaser or any of its Affiliates could have any Liability after the Closing.

“Encumbrance” means any mortgage, charge, claim, condition, equitable interest, community or other marital property interest, lien, option, pledge, security interest, right of first refusal, right of first option, easement, right-of-way, encroachment, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership and including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, and including any lien or charge arising by statute or other Laws or which secures the payment of a debt (including any Taxes due and payable) or the performance of an obligation.

“Environment” means all air, surface waters, groundwater, or land, including soil, land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Claim” means any Action, notice or other communication of any kind (whether written or oral) by any Person alleging any violation of any Environmental Laws or any actual or potential Environmental Liabilities.

“Environmental Law” means any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, or agreements with any Governmental Authority, relating to the protection of health or the Environment, or worker health and safety, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Materials, whether now existing or subsequently amended or enacted, including: the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and the state analogies or similar laws thereto, all as amended or superseded from time to time; and any common law doctrine, including negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Material.

“Environmental Liabilities” means any Liabilities relating to or arising under any Environmental Laws or otherwise relating to the Environment. Environmental Liabilities include the cost of any Response, Removal, or Remedial Action or any other action, including investigation, reporting or monitoring relating to the Environment.

“Environmental Permit” means any Governmental Authorizations under or in connection with any Environmental Law and includes any and all Orders or Contracts issued or entered into by or with a Governmental Authority under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Excluded Assets” means only those assets of Seller listed on the Excluded Assets and Liabilities and Obligations Schedule as Excluded Assets.

“Excluded Assets and Liabilities and Obligations Schedule” means Exhibit B attached hereto.

“Excluded Business Records” means the following Business Records: (i) Highly-Sensitive Personal Information; (ii) transaction documents for vehicle purchase or sale transactions occurring prior to the Closing; (iii) employee records and files for Business Employees; and (iv) Tax records relating to periods prior to the Closing.

“Excluded Contracts” means all Contracts to which Seller or any other Selling Group Member is a party or bound, other than the Assumed Contracts.

“Excluded Liabilities and Obligations” means all Liabilities and obligations of Seller other than the Assumed Liabilities and Obligations. The Excluded Liabilities and Obligations include without limitation: (i) any Liabilities with respect to Taxes, whether now or hereafter existing; (ii) any Liabilities to current or former employees, including Liabilities under any Contracts with any such current or former employees, and Liabilities for compensation or severance payable to any such current or former employees; (iii) any trade accounts payable and other Liabilities arising out of or relating to the Purchased Assets or the conduct of the Business before the Closing; (iv) any Liabilities with respect to any Actions or threatened Actions arising out of or based on events, occurrences, facts, acts, omissions or circumstances existing or occurring, or relating to periods, before the Closing or the conduct of the Business before the Closing, even if such Action or threatened Action is disclosed as an exception in the Disclosure Schedule; (v) any Liabilities arising out of the operations and business of Seller or its Predecessors or Affiliates before the Closing; (vi) any Liabilities arising from or in connection with or relating to any Excluded Assets; (vii) any Liabilities with respect to any Indebtedness; (viii) any Environmental Liabilities; (ix) any Liabilities resulting from Seller entering into and performing its obligations in connection with, or consummating, the Transaction; (x) any Liabilities arising out of or in connection with any Employee Benefit Plans, including any failure to comply with applicable Laws with respect thereto or the governing documents thereof; (xi) any Liabilities arising out of or relating to any failure to obtain a Consent under a Nonassignable Contract before the Closing; (xii) any Liabilities for defective goods or services sold on or before the Closing Date or for damage or injury to person or property that arise out of or relate to occurrences, events, facts or circumstances that existed or occurred on or before the Closing Date; (xiii) any Liabilities to any current or former holders of any securities of Seller or any Affiliates of Seller (including any holders of any preferred stock or membership interests of Seller, and any holders of options or warrants to acquire securities of Seller), including Liabilities to pay dividends, whether or not arising out of or relating to the Transaction; (xiv) any Liabilities for severance or other obligations to Business Employees, including any compensation or other amounts payable to any current or former employee (including any Business Employee) arising out of or relating to such Person’s employment (or the termination thereof) with Seller, including hourly pay, commission, bonus, salary, accrued vacations, fringe, pension or profit sharing benefits, retention or severance pay payable to any current or former employee (including any Business Employee) of Seller; (xv) obligations under any Real Property, real or personal property leases, debts, liabilities and obligations of any nature whatsoever, whether accrued, absolute or contingent, whether known or unknown, whether due or to become due, related to the operation of the Business, the Assumed Contracts, or the Purchased Assets prior to the Closing Date and regardless of when asserted, except to the extent expressly included in the Assumed Liabilities and Obligations; and (xvi) the Liabilities and obligations listed on the Excluded Assets and Liabilities and Obligations Schedule.

“Financial Statements” means (i) the unaudited financial statements of Seller consisting of the balance sheets of the Seller as of December 31 in each of the years 2019 and 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended, (ii) unaudited financial statements consisting of the Most Recent Balance Sheet and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six (6) month period then ended, and (iii) the Monthly Financial Statements.

“Former Business Employees” means Business Employees existing immediately prior to the Closing.

“GAAP” means generally accepted accounting principles for financial reporting in the United States as in effect as of the Closing Date, applied consistently with past practice.

“Governing Documents” means (i) with respect to a corporate Person, such Person’s (1) certificate or articles of incorporation or other formation document, as amended to date, (2) bylaws, and (3) any resolution adopted by the board of directors or shareholders of such Person; (ii) with respect to a limited liability company Person, such Person’s (1) certificate of formation or organization or other formation document, (2) operating or similar agreement or document, and (3) any resolution adopted by the board of directors, manager, managing member or members of such Person; and (iii) with respect to any partnership or limited liability partnership Person, such Person’s (1) certificate of formation or organization or other formation document, (2) operating, partnership or similar agreement or document, and (3) any resolution adopted by the manager, managing partner or partners of such Person.

“Governing Law State” means the State of Delaware.

“Governmental Authority” means any: (i) nation, state, county, city, town, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; (v) stock exchange or quotation service; (vi) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature; (vii) arbitrator or mediator; or (viii) any official or authorized representative of any of the foregoing.

“Governmental Authorization” means any Consent, permit, license, Order or other authorization issued, granted, given, or otherwise made available by or under the authority, or any requirement, of any Governmental Authority or pursuant to any Laws, including Environmental Permits.

“Hazardous Material” means any waste, substance or material that is classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, medical waste and urea formaldehyde insulation and any other substance or material that is regulated or could result in liability under any Environmental Law.

“Highly Sensitive Personal Information" means Personal Information such as (i) an individual's government-issued identification number (including Social Security number, driver's license number, or state-issued identification number) or copies of related cards or documents (including Social Security Cards or driver’s licenses); (ii) financial account number, credit card number, debit card number, or credit report information, with or without any required security code, access code, personal identification number, or password that would permit access to an individual’s financial account; (iii) health, medical, or medical insurance data; (iv) biometric data such as fingerprints, facial recognition, photos or any other data used for unique identification of an individual based upon physical characteristics; or (v) birthdates.

“HIPAA” means Section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA.

“Holdback Amount” means Seventy-Five Thousand Dollars ($75,000.00).

“Holdback Release Date” means the date on which the Holdback Period expires.

“Holdback Period” means the period commencing on the Closing Date and ending on the six-month anniversary of the Closing Date.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person.

“Indebtedness” means all (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, notes or similar instruments, (iii) guarantees of indebtedness of others or other commitments, obligations, or undertakings to pay any obligations of others or to assure any creditor against loss, (iv) obligations upon which interest charges are customarily paid, (v) capitalized lease obligations, (vi) obligations under conditional sale or other title retention agreements, (vii) obligations issued or assumed as the deferred purchase price of property or services, (viii) obligations secured by any Encumbrance on property or assets, and (ix) all accrued and unpaid interest and penalties on any of the foregoing (including prepayment penalties), and all costs, expenses and other charges included in any of the foregoing.

“Indemnification Cap” means Four Hundred Fifty Thousand Dollars ($450,000.00)

“Indemnification Expiration Date” means the second annual anniversary of the Closing Date.

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and other indications of origin, and all corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith in any jurisdiction; (iii) all copyrights and works of authorship (whether copyrightable or not), and all applications, registrations, and renewals in connection therewith in any jurisdiction; (iv) all mask works and all applications, registrations, and renewals in connection therewith in any jurisdiction; (v) all Trade Secrets and Confidential Information; (vi) all Software; (vii) all websites, website content, and domain names (including registrations thereof); (viii) all other intellectual property and/or proprietary rights; (ix) all tangible embodiments of any of the foregoing (in whatever form or medium), including all copies thereof; and (x) all claims and causes of action for infringement, misappropriation or dilution of any of the foregoing.

“Intellectual Property Assignment” means Exhibit E attached hereto.

“Inventory” means any inventory, including all vehicles, raw materials, work-in-process, finished goods and products under research and development, and all spare parts and accessories thereto, and all other materials and supplies used, usable or held for use in the production of finished goods, wherever located.

“IRS” means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” (and any derivations thereof) means the actual knowledge of (i) Seller; (ii) any other Selling Group Member; (iii) any officer, director or manager of Seller; or (iv) Kandera, and the knowledge that each such Person would reasonably be expected to obtain in the course of diligently performing such Person’s duties and responsibilities for Seller or any other Selling Group Member, in each case after due inquiry (including due inquiry of all officers, directors, managers, or employees of the Seller and other Selling Group Members).

“Laws” means all federal, state, local, municipal, foreign, international, multinational, or other order, constitution, law, ordinance, principle of common law, regulation, statute, rule, treaty, permit, license, certificate, judgment, Order, decree, award or other decision or requirement of any arbitrator or Governmental Authority.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, nature, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Material Adverse Effect” means any material adverse change in, or effect on, the assets, financial condition, results of operations or prospects of Seller or the Business or that could reasonably be expected to have any material adverse change in, or effect on, Purchaser’s ability to operate the Business after the Closing.

“Monthly Financial Statements” means unaudited balance sheets of Seller as at the last day of each calendar month during the period commencing January 1, 2021 and ending June 30, 2021 and income statements, statements of cash flow and statements of shareholders’ equity of Seller for the partial year ending on the last day of each such calendar month.

“Most Recent Balance Sheet” means the unaudited balance sheet of Seller as at June 30, 2021.

“Most Recent Fiscal Year End” means December 31, 2020.

“Non-Capped Indemnification Damages” means Damages arising out of, relating to or covered by (i) any inaccuracy in or breach of any representations or warranties in Sections 3.1, 3.2, 3.3 or 3.4; (ii) any fraudulent, intentional or willful breach by any Seller Group Member in connection with a representation or warranty contained in this Agreement or in any certificate, instrument or document delivered herewith; or (iii) the Excluded Assets or Excluded Liabilities and Obligations, including the Excluded Contracts.

“Off-the-Shelf Software” means commercially available desktop computer Software licensed non-exclusively under “shrink wrap” or other comparable standard form licenses.

“Open Source Software” means each of: (a) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software (e.g., GNU General Public License, Apache Software License, or MIT License), or pursuant to similar licensing and distribution models, and (b) any Software that requires as a condition of use, modification, hosting, and/or distribution of such Software, or of other Software used or developed with, incorporated into, derived from, or distributed with such Software, that such Software or other Software: (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, (iii) be redistributed, hosted or otherwise made available at no or minimal charge, or (iv) be licensed, sold or otherwise made available on terms that: (x) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such Software or other Software, (y) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such Software or other Software, or (z) limit in any manner the ability to enforce the Intellectual Property Rights in such Software.

“Opinion of Seller Counsel” means the opinion of Kreager Mitchell, PLLC, counsel to Seller and the Seller Members in the form of Exhibit F attached hereto.

“Order” means any judgment, decision, order, injunction, decree, award, or writ of any Governmental Authority.

“Ordinary Course of Business” means an action taken by a Person with respect to the Business that is consistent with past practices of the Business and is similar in nature and magnitude to actions taken in normal day-to-day operations of the Business (including with respect to quantity and frequency) consistent with past practices and was not taken in contemplation of any of the Transactions.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means liens for Taxes not yet due and payable.

“Person” means any natural person, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity, or a Governmental Authority.

“Personal Information” means “personal information” as defined in the CCPA, including, without limitation, all Highly Sensitive Personal Information.

“Predecessor” means any Person whose Liabilities, including Tax Liabilities or Environmental Liabilities, have been retained or assumed by Seller, or to which Seller is otherwise the successor, either contractually or by operation of Law.

“Privacy and Data Security Laws” means all any federal, state, local, municipal, foreign, international, multinational, or other order, constitution, law, ordinance, principle of common law, regulation, statute, rule, treaty, permit, license, certificate, judgment, Order, decree, award or other decision or requirement of any arbitrator or Governmental Authority that (i) relate to the protection of the privacy and Personal Information, (ii) provide consumers, with certain rights with respect to their Personal Information; (iii) require implementation and maintenance of measures, practices and procedures to protect data and information, including Personal Information, from unauthorized access, destruction, use, modification, disclosure, theft or exfiltration; and (iv) require notifications to consumers regarding breaches of data security.

“Prospective Business Relationship” means any client, customer, supplier, vendor, independent contractor, or other Person that Purchaser or Purchaser Parent is actively preparing to engage in a business relationship.

“Purchased Assets” means all of the assets, rights, privileges, interests, and properties, of every type and description, owned, leased, used, useable or held for use by Seller, or by any other Selling Group Member in connection with the Business, other than the Excluded Assets, including all of the assets listed on the Purchased Assets and Assumed Liabilities and Obligations Schedule.

“Purchased Assets and Assumed Liabilities and Obligations Schedule” means Exhibit A attached hereto.

“Purchaser-Hired Former Business Employees” means Former Business Employees terminated by Seller as of the Closing and employed by Purchaser or Purchaser Parent effective immediately after the Closing, which former employees are listed on the Purchaser-Hired Former Business Employees Schedule.

“Purchaser-Hired Former Business Employees Schedule” means Exhibit G attached hereto.

“Related Party” means (i) Seller; (ii) any other Selling Group Member; (iii) any current or former director, manager, officer, employee, shareholder, partner or member of Seller or Seller Class A Member; (iv) Kandera; (v) any Immediate Family Member of Kandera; and (vi) any Affiliate of the Seller Class A Member.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

“Response,” “Removal,” and “Remedial Action” have the meanings ascribed to them in Sections 101(23)-101(25) of the CERCLA.

“Restricted Area” means the State of Texas.

“Restricted Business” means the business of buying or selling used motor vehicles.

“Restricted Period” means the period commencing on the Closing Date and ending on the second annual anniversary of the Closing Date.

“Software” means all computer software and subsequent versions thereof, including source, object, executable, or binary codes, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Tangible Personal Property” means any machinery, equipment, computers, furniture, tools, supplies, Inventory, motor vehicles, and other tangible personal property, including all attachments and accessories to, and replacements of, any of the foregoing (and any parts or components thereof), and all express or implied warranties of, and rights against all, manufacturers, suppliers, sellers, lessors or licensors of any of the foregoing (or any parts or components thereof).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, occupation, sales, use, excise, severance, stamp, occupancy, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, net proceeds, transfer, withholding, social security or similar, unemployment, disability, greenmail, real and personal property (tangible and intangible), production, escheat, registration, value added, alternative or add-on minimum, estimated or other similar taxes, or other tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature, imposed by any Tax Authority, together with any interest, penalties or additions to tax relating thereto, and including an obligation to indemnify or assume or otherwise succeed to or otherwise be liable for the tax liability of any other Person (including any Predecessor) as a transferee or successor or otherwise.

“Tax Authority” means any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf or as a part of any Governmental Authority that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax or Tax Return.

“Tax Proceeding” means any audit, examination, review, reassessment, litigation or other administrative or judicial proceeding or other Action relating to any Tax for which Seller is (or is asserted to be) or may be liable.

“Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any attachment or amendment to any of the foregoing (including any consolidated, combined or unitary return) submitted or required to be submitted to any Tax Authority and any claims for refund of Taxes paid.

“Trade Secrets and Confidential Information” means know-how, trade secrets, confidential information, proprietary information, information of or regarding the Business and its operations, assets, results of operations, customers, vendors, plans and financial condition, data, databases and technical information and all rights in, arising out of or associated therewith.

“Transaction Documents” means this Agreement, the Bill of Sale and Assignment, Intellectual Property Assignment and any other Transfer Documents, and the other agreements, certificates, documents or instruments contemplated by and executed and delivered pursuant to or in connection with this Agreement.

“Transaction” means the transaction contemplated by the Transaction Documents.

“Transfer Documents” means the Bill of Sale and Assignment, Intellectual Property Assignment and such other deeds, agreements and instruments of sale, assignment and transfer, each in form and substance mutually satisfactory to the Purchaser, as Purchaser deems necessary or appropriate to transfer good, valid and marketable title to the Purchased Assets from Seller to Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances.

“Transition Services Schedule” means Exhibit H attached hereto.

“WARN” means the federal Worker Adjustment and Retraining Notification Act or any similar state or local laws, rules or regulations.

1.2           Other Definitions. In addition to terms otherwise defined in this Agreement, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
“Affiliate Assignee” “Business Intellectual Property”	7.3 3.16
“Business Names”	Purchased Assets and Assumed Liabilities and Obligations Schedule
“Business Products”	3.16
“Business Real Property”	Purchased Assets and Assumed Liabilities and Obligations Schedule
“Business Relationships”	Purchased Assets and Assumed Liabilities and Obligations Schedule
“Business Services”	3.16

“Closing Date”	2.1
“Compliance Policies”	3.8
“Consents Required For Closing”	Closing Schedule
“Damages”	6.1
“Disputed Holdback Claim Resolution”	6.6
“Effective Time”	2.1
“Encumbrance Termination Documents”	5.7
“Indemnified Party”	6.3
“Indemnifying Party”	6.3
“Insurance Policy” or “Insurance Policies”	3.22
“Intellectual Property Contracts”	3.16
“Leases”	3.14
“Licensed Intellectual Property”	3.16
“Material Business Relationships”	3.18
“Material Suppliers”	3.18
“Nonassignable Contract”	2.4
“Notice of Indemnification Claim”	6.3
“Owned Intellectual Property”	3.16
“Party” or “Parties”	Preamble
“Payoff Letters”	Closing Schedule
“Power of Attorney”	5.9
“Purchase Consideration”	2.5
“Purchase Consideration Closing Payment”	2.5
“Purchasing Group Indemnitees”	6.1
“Related Party Contract”	3.24
“Required Intellectual Property Assignments	Closing Schedule
“Seller Governmental Authorizations”	3.8
“Seller Consents and Approvals”	Closing Schedule
“Selling Group Indemnitees”	6.2

ARTICLE II
TERMS OF PURCHASE AND SALE

2.1           The Closing.

(a)            The closing of the Transactions (“Closing”) took place on the Effective Date. The date of the Closing is referred to as the “Closing Date.” The Closing shall be effective for all purposes as of 12:01 a.m. Central Time on the Closing Date (“Effective Time”).

(b)            At the Closing (i) Seller, at its expense, caused the Purchased Assets to be delivered to and put in the possession and control of Purchaser free and clear of Encumbrances other than Permitted Encumbrances; and (ii) the respective Parties took the actions and delivered to the other Parties, as applicable, the items listed on the Closing Schedule.

2.2           Purchased and Excluded Assets.

(a)           Effective as of the Effective Time, Seller hereby sells, transfers, conveys, assigns and delivers to Purchaser (or at Purchaser’s option, to Purchaser’s designated Affiliate) good, valid and marketable title to all Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)           Seller shall retain its rights, title and interests in the Excluded Assets from and after the Effective Time.

2.3           Assumed and Excluded Liabilities and Obligations

(a)           Effective as of the Effective Time, Purchaser hereby assumes only the Assumed Liabilities and Obligations. All Liabilities and Obligations of Seller (including its Predecessors) that are not expressly included in the Assumed Liabilities and Obligations shall be Excluded Liabilities and Obligations.

(b)           Notwithstanding any provision in this Agreement to the contrary, and regardless of any disclosures made by Seller or any other Selling Group Member in any Transaction Document or otherwise, Purchaser is assuming only the Assumed Liabilities and Obligations (including the Assumed Contracts) and neither Purchaser nor Purchaser Parent is assuming any Excluded Liabilities and Obligations or any other Liability or obligation of Seller or any other Selling Group Member or any of their respective Affiliates not specifically included in the Assumed Liabilities and Obligations. The Excluded Liabilities and Obligations shall be retained by and remain Liabilities and obligations of Seller and the other Selling Group Members, as applicable, and Seller and the other Selling Group Members, as applicable, shall pay, perform, and discharge or otherwise satisfy when due each and every Excluded Liability and Obligation shall be solely liable and responsible therefor.

2.4           Assumed Contracts.

(a)            Effective as of the Effective Time, Purchaser assumes the Assumed Contracts and the Assumed Liabilities and Obligations related to the Assumed Contracts that arise on or after the Closing Date and that relate to the ownership of the Purchased Assets and operation of the Business on and after the Closing Date.

(b)            If any Assumed Contracts included in the Purchased Assets may not be transferred without the Consent of another Person, or if such transfer or attempted transfer, absent the Consent of the Person, would constitute a breach thereof or a violation of any Law or Governmental Authorization, or cause or permit the loss or waiver of any right or entitlement thereunder, or cause or permit the termination thereof or any change in the terms thereof (each, a “Nonassignable Contract”), then Seller shall, at its own expense (including payment of any fees and costs imposed in connection with the request for, or as a condition to the issuance of, any such Consent) and without any amendments to or changes in the terms of (or any of the respective rights and obligations of the Parties under) any Nonassignable Contract (except as expressly permitted or required under this Agreement or consented to by Purchaser in writing), obtain all such Consents before the Closing. If any Consent to a Nonassignable Contract is not obtained before the Closing, then Seller shall, after the Closing (i) obtain such Consent as soon as possible after the Closing at Seller’s sole cost and expense (including payment of any fees and costs imposed in connection with the request for, or as a condition to the issuance of, any such Consent) and without any amendments to or changes in the terms of (or any of the respective rights and obligations of the parties under) any Nonassignable Contract, and cooperate with Purchaser in endeavoring to obtain, such Consent at no out-of-pocket cost or expense to Purchaser; and (ii) if and for so long after the Closing as such Consent has not been obtained, cooperate with Purchaser in any arrangement proposed by Purchaser in good faith that is designed to provide for Purchaser the material benefits (including all economic benefits), claims, and rights under any such Nonassignable Contract, including the enforcement for the benefit of Purchaser of any and all rights of Seller against any other party thereto. In obtaining any Consent with respect to any Nonassignable Contract, Seller will not agree to or permit any amendments or changes to any of the terms of (or any of the respective rights and obligations of the Parties under) any Nonassignable Contract without the consent of Purchaser. Notwithstanding the foregoing, only the Consent Required For Closing shall be a condition to the Closing, provided that Seller shall use commercially reasonably efforts to obtain all Consents to Nonassignable Contracts before the Closing, and provided further that Seller shall be and remain obligated to obtain after the Closing as provided in this Section 2.4(b) any such Consents that are not obtained before the Closing.

2.5           Purchase Consideration.

(a)           The consideration to be paid to Seller for the Purchased Assets (“Purchase Consideration”) shall be cash in the amount of Four Hundred Thousand Dollars ($400,000.00). The Purchase Consideration, less the Holdback Amount, is hereinafter referred to as the “Purchase Consideration Closing Payment”).

(b)           The Parties acknowledge and agree that the Purchase Consideration represents fair consideration and reasonable equivalent value for the Purchased Assets, and the covenants and agreements set forth in this Agreement and the other Transaction Documents, which consideration was agreed upon as a result of arms’ length, good-faith negotiations among the Parties and their respective representatives.

(c)        The Parties agree that the Purchase Consideration shall be allocated among the Purchased Assets for all purposes (including tax and financial accounting) at fair market value, except for tangible assets which will be valued at net book value.

2.6           Transfer Taxes and Fees. The Selling Group shall be responsible for and shall timely pay all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transaction, including with respect to the transfer of the Purchased Assets and Assumed Liabilities and Obligations, and the Selling Group will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

2.7           Withholding Tax. The Purchasing Group shall be entitled to deduct and withhold from the Purchase Consideration and from any other payments payable to Seller hereunder, all Taxes that the Purchaser may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

2.8           Expenses. Except as expressly otherwise provided in this Agreement, each Party shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the Transaction, including the generality of the foregoing, fees and expenses of its own financial consultants, accountants, investment bankers, legal counsel and other advisors.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE
SELLING GROUP

The Selling Group Member hereby jointly and severally represent and warrant to the Purchasing Group Members that, except as set forth on the Disclosure Schedule, which exceptions shall be deemed to be part of the representations and warranties made hereunder, knowing and intending that the Purchasing Group Members are relying on the accuracy of such representations and warranties in entering into the Transaction, the representations and warranties set forth in this Article III are true, complete and accurate as of the Closing. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article III, and the disclosures in any section or subsection of the Disclosure Schedule does not qualify other sections and subsections of this Article III without specific reference or cross reference to specific disclosure made in another section or subsection.

3.1           Organization and Good Standing.

(a)           Seller is a limited liability company, duly formed, organized, validly existing, and in good standing under the Laws of the State of Texas. Seller has the requisite power and lawful authority to own and hold its properties (including the Purchased Assets) and conduct the Business as now owned, held, and conducted by it in its state of formation and the other states (or other jurisdictions) in which it is required to register or qualify to do business as a result of the operation of the Business. Section 3.1 of the Disclosure Schedule sets forth each jurisdiction in which Seller is licensed, registered or qualified to do business, and Seller is duly licensed, registered or qualified to do business and is in good standing in, and current with respect to any and all reports and filings required to be made under the Laws of, each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business makes such licensing, registration or qualification necessary. Seller has not engaged in any trade or business other than the Business or conducted the Business under any name (including any “trading” or “doing business as” name) other than its legal name in the State of Texas.

(b)           Seller Class A Member is a limited liability company, duly formed, organized, validly existing, and in good standing under the Laws of the State of Texas.

(c)           Seller Class B Member is a limited partnership, duly formed, organized, validly existing, and in good standing under the Laws of the State of Texas.

3.2           Power and Authorization. Seller and each other Selling Group Member has the requisite power and lawful authority to enter into and to perform its obligations under the Transaction Documents to which it is a party and to consummate the Transaction. The execution, delivery, and performance by Seller and the other Selling Group Members of the Transaction Documents to which it is a party, and the consummation by Seller and the other Selling Group Members of the Transaction, have been duly and properly authorized in accordance with applicable Laws, and no other action, entity or otherwise, on the part of Seller, any other Selling Group Member or any other Person is necessary to authorize the execution, delivery, and performance by Seller and each other Selling Group Member of the Transaction Documents to which it is a party and the consummation of the Transaction, and no Person has dissenters, appraisal or similar rights under any Laws with respect to the Transaction.

3.3          Execution and Performance of Agreement; Validity and Binding Nature. This Agreement has been duly executed and delivered by Seller and each other Selling Group Member, and each of the other Transaction Documents to be executed and delivered by Seller or any other Selling Group Member, as applicable, will, when executed and delivered by Seller or such other Selling Group Member, be duly executed and delivered by Seller and such other Selling Group Member, and this Agreement is, and each of the Transaction Documents, when duly executed and delivered by all parties whose execution and delivery thereof is required, shall be, the legal, valid, and binding obligations of each Seller and each Selling Group Member, enforceable against Seller and each other Selling Group Member in accordance with their respective terms, except to the extent that such enforceability is limited by bankruptcy, receivership, moratorium, conservatorship, or reorganization Laws or other Laws of general application affecting the rights of creditors generally or by general principles of equity.

3.4           No Conflicts/Consents.

(a) The execution, delivery and performance by Seller and the other Selling Group Members of the Transaction Documents to which each is a party do not and will not (with or without the passage of time or the giving of notice):

(i) violate or conflict with any provision of Seller’s or any other Selling Group Member’s Governing Documents or any Laws to which the Business or Seller or any other Selling Group Member or any of Seller’s or other Selling Group Member’s respective assets or properties (including the Purchased Assets) is subject or by which any of them is bound;

(ii) violate or conflict with, result in a breach of any provision of, or constitute a default, or otherwise cause any loss of any benefit under any Contract or other obligation to which Seller, any other Selling Group Member or the Business is a party or by which any of their respective assets or properties (including the Purchased Assets) are bound, or result in the termination or cancellation of any Contract to which Seller, any other Selling Group Member or the Business is a party or by which any of their respective assets or properties (including the Purchased Assets) are bound, or give rise to any rights of others (including rights of termination, foreclosure, cancellation, or acceleration), in or with respect to the Purchased Assets or the Business;

(iii) give any Governmental Authority or other Person the right to challenge any Transaction Document or any aspect of the Transactions or to exercise any remedy or obtain any relief under any Law to which the Business, Seller, any other Selling Group Member or any of their respective assets or properties (including the Purchased Assets) may be subject;

(iv) result in, require, or permit the creation or imposition of any Encumbrance upon or with respect to any of the assets or properties owned, leased, or used by Seller or any other Selling Group Member in the operation of the Business, including any Purchased Assets; or

(v) cause the Purchaser or any of its Affiliates to become subject to, or to become liable for the payment of, any Tax as a result of the consummation of the Transactions.

(b)           Section 3.4(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization, Consent or registration, notification, filing and/or declaration with, or requirement of, any Governmental Authority, creditor, lessor or other Person required to be obtained, given, made or undertaken by Seller and each other Selling Group Member in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transaction (including all Consents required under Nonassignable Contracts). All Governmental Authorizations, Consents, registrations, notifications, filings, declarations and requirements listed in Section 3.4(b) of the Disclosure Schedule have been obtained, given, made or undertaken or, if not required to have been obtained, given, made or undertaken before the execution of this Agreement, in each case without payment of premium or penalty by, or loss of benefit to, the Business, the Purchased Assets or the Purchaser; provided, however, that in the case of NonAssignable Contracts, Consents may be deferred until after Closing in accordance with Section 2.4(b) unless such Consent is designated in Section 3.4(b) of the Disclosure Schedule as a “Consent Required For Closing,” in which case such Consent may not be deferred until after Closing in accordance with Section 2.4(b). Neither Seller nor any other Selling Group Member has received any request from any Governmental Authority for information with respect to the Transaction.

3.5           Governing Documents; Directors and Officers; Equity Ownership; Powers of Attorney.

(a)           True and complete copies of the Governing Documents of Seller and of the Seller Class A Member (in each case together with all amendments thereto) have been delivered to Purchaser. The Governing Documents of Seller and of the Seller Class A Member, in the form delivered to Purchaser, are in full force and effect and have not been, nor will be, amended, repealed or modified before the Closing. The Governing Documents of the Seller Class B Member are in full force and effect and have not been, nor will be, amended, repealed or modified before the Closing.

(b)           Section 3.5(b) of the Disclosure Schedule contains an accurate and complete list of all shareholders, members, partners, directors, officers, managers and Affiliates of Seller and of Seller Class A Member.

(c)           Seller has not given any powers of attorney or comparable delegations of authority, and no such power of attorney or comparable delegations of authority are in effect, with respect to Taxes or otherwise to any Person for any reason with respect to or that could affect the Purchased Assets or the Business as conducted by Seller prior to the Closing or as conducted by Purchaser after the Closing.

(d)           The beneficial and record owners of all of the issued and outstanding capital stock, membership interests, partnership interests and other securities of Seller and of the Seller Class A Member (including all options, warrants, convertible securities and rights to acquire capital stock) is identified in Section 3.5(d) of the Disclosure Schedule, and no Person, other than the Seller Members, holds or has any rights to acquire any securities of Seller or otherwise has any rights or interests whatsoever in Seller or any of its assets or profits. No Person other than Seller has any direct or indirect rights in or to the proceeds of the Transaction. No stockholder, member, or partner, as applicable, of any Selling Group Member has any appraisal rights under applicable Law as a result of the execution of the Transaction Documents or the Closing of the Transaction.

(e)           Seller does not have any Predecessors.

3.6           Business Records. All of the Business Records have been made available to Purchaser and are complete and correct in all material respects and have been maintained in accordance with sound business practices, and matters contained therein are in all material respects accurately reflected in the Financial Statements to the extent necessary. At the Closing, all of the Business Records have been delivered to Purchaser and all right, title and interest in the Business Records shall vest in Purchaser, free and clear of any Encumbrances. Each transaction of Seller with respect to the Business is properly and accurately recorded in the Business Records.

3.7           Title to Assets/Sufficiency of Assets, Subsidiaries, Investments and Loans, Capitalization.

(a)           Seller owns, beneficially and of record, or has the legal right to possess and use, all of the Purchased Assets. At the Closing, Seller has sold, assigned, transferred and delivered to Purchaser legal, valid and marketable title to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances. No Related Party owns, holds or uses any assets used, useable or held for use by Seller. Seller does not have any commitment or legal obligation, absolute or contingent, to any Person other than Purchaser to sell, assign, transfer, or effect the sale, assignment or transfer of the Business or any of the Purchased Assets, or to effect any sale, merger, consolidation, liquidation, dissolution or other reorganization of Seller or the Business, or to enter into any Contract with respect to any of the foregoing.

(b)           The Purchased Assets together with the Business Employees constitute all of the assets, properties, rights and employees (i) used or held for use by Seller in the conduct and operation of the Business, and (ii) necessary to conduct and operate the Business as presently conducted by Seller and in compliance with all Laws.

(c)           Seller does not own or have any right to acquire, directly or indirectly, any capital stock, partnership interest, membership interest or other equity interest or security of any Person, and there is no Person in which Seller has, directly or indirectly, made any investment. Seller is not under any obligation to acquire any securities from any Person or to make any investment, loan, cash contribution or other advance to any Person. Neither Seller nor any Related Party has any beneficial interest, direct or indirect, in any Person (other than Seller) (i) which is or has been a supplier of any goods or services to Seller, (ii) from which Seller has received fees, commissions, compensation or benefits, or (iii) which is engaged in the Business or is a competitor of Seller.

3.8           Compliance with Laws.

(a) Seller is operating and has always operated the Business in compliance in all material respects with all applicable Laws, including Laws with respect to the ownership or use of the assets and properties (including the Purchased Assets) used in the operation of the Business, the privacy and safeguarding of personally identifiable information; email, facsimile, telephone (land, wireless or cellular) or text messaging advertising or solicitations; motor vehicle dealer licensing; and fair and accurate advertising, and Seller has not received any notice, Order or other communication from any Governmental Authority of any alleged, actual, or potential violation of or failure to comply with any Law.

(b) All Governmental Authorizations required for the operation of the Business by Seller, or the use, occupancy or operation by Seller of any assets or properties of Seller (including the Business Real Property) in compliance with applicable Laws, including all Environmental Permits, are set forth in Section 3.8(b) to the Disclosure Schedule (“Seller Governmental Authorizations”). All Seller Governmental Authorizations are in full force and effect without any default or violation thereunder by Seller or by any other party thereto, and Seller has not received any notice of any claim or charge that Seller is or has been in violation of or in default under any Seller Governmental Authorization. No Action is pending or, to the Knowledge of Seller and to the Knowledge of each other Selling Group Member, threatened by any Person that could result in the revocation of, denial of, renewal of, or impairment of any Seller Governmental Authorization. Seller has not been notified that any such Seller Governmental Authorization may not be renewed upon its expiration or that, by virtue of the Transaction, any Seller Governmental Authorization may not be granted or renewed. No Seller Governmental Authorization expires or must be renewed sooner than the last day of the Current Fiscal Year. At the Closing, Seller has transferred, free and clear of any Encumbrances, to Purchaser all Seller Governmental Authorizations, and neither Seller nor any other Selling Group Member has Knowledge of any circumstance that could reasonably be expected to result in any Seller Governmental Authorization not being transferred or reissued to Purchaser on or after the Closing Date.

(c) Neither Seller, any officer, director, employee (including any Business Employees), representative or agent of Seller nor any other Person acting on behalf of Seller or any other Selling Group Member has, directly or indirectly, given or agreed to give any gift or similar benefit to any Business Relationship, customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction) which: (i) could subject Seller, the Business or Purchaser to any Liability or penalty in any civil, criminal or governmental Action; (ii) if not given in the past, might have had an adverse effect on the assets, business, prospects, financial condition or operations of the Business; or (iii) if not continued in the future, might have an adverse effect on the Business or which might subject Seller or Purchaser to an Action or to any Liability or penalty in any Action.

(d) Set forth in Section 3.8(d) of the Disclosure Schedule is a true, accurate and complete list of all internal policies and procedures of Seller with respect to the Business, including all compliance and licensing policies, privacy and confidentiality policies and anti-fraud policies (collectively, the “Compliance Policies”). Seller has delivered to Purchaser true, complete and correct copies of all Compliance Policies. The Business has been operated in compliance, and all current and former employees of Seller and the Business have complied, in all material respects with Compliance Policies.

3.9           Actions. There are no pending Actions involving or affecting Seller or any other Selling Group Member (including any claims made under Seller’s general liability, errors and omissions, or worker’s compensation insurance policies, or by any Business Employees or former employees of the Business before the EEOC or alleging discrimination, harassment, or wrongful termination, or involving or relating to any Environmental Law), and, to the Knowledge of Seller and each other Selling Group Member (i) no such Action is presently threatened or contemplated; and (ii) there are no facts that could reasonably serve as a basis for any such Action. There are no, and during the past five (5) years have not been any, unsatisfied or outstanding Orders against, binding upon or adversely affecting Seller, the Purchased Assets or the Business. Section 3.9 of the Disclosure Schedule sets forth a list and an accurate summary of all Actions involving Seller or any other Selling Group Member that were resolved or settled during the five (5) year period immediately preceding the date of this Agreement (including all claims made under Seller’s general liability, errors and omissions or worker’s compensation insurance policies).

3.10           Financial Statements/Liabilities.

(a) Seller has delivered to Purchaser true, complete and accurate copies of the Financial Statements. The Financial Statements, including any footnotes thereto: (i) have been prepared from the books and records of Seller as prepared in the Ordinary Course of Business, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods therein indicated, subject to normal year-end adjustments for interim-period Financial Statements and the absence of disclosure normally made in footnotes to financial statements, (iii) are true, correct and complete in all material respects, and (iv) present fairly in all material respects the financial position of Seller on a consolidated basis as of their respective dates, and the results of the operations of Seller as of their respective dates and for the respective periods indicated therein, and changes in the financial positions of Seller for the respective periods therein indicated. All prepaid expenses included in the Purchased Assets that would be reflected as assets of Seller in financial statements represent payments theretofore made by Seller in the Ordinary Course of Business, the benefit and advantage of which may be obtained and realized by Purchaser after the Closing within the time anticipated for such realization, but in no event later than twelve months following the Closing Date. The accounting books and records of the Business have been kept in accordance with GAAP applied consistently with past practices, and do and will fairly, accurately and completely, reflect the operating and financial transactions of Seller on such basis.

(b) There is no direct or indirect Indebtedness or Liability of Seller or any other Selling Group Member affecting the Business or the Purchased Assets, except Liabilities reflected in the Financial Statements and trade payables incurred in the Ordinary Course of Business since the date of the most recent Monthly Financial Statements, none of which are in default as to payment. Section 3.10(b) of the Disclosure Schedule sets forth a complete and accurate list of each Contract (i) to which Seller, or any other Selling Group Member with respect to the Business, is a party or by which Seller, or any other Selling Group Member with respect to the Business, is bound relating to any Indebtedness of Seller or any other Selling Group Member or the Business or relating to the imposition of Encumbrances on any assets of Seller, including any Contracts under which Seller or any other Selling Group Member has directly or indirectly guaranteed any Liabilities of any other Person, and (ii) pursuant to which any Person has directly or indirectly guaranteed any Liabilities of Seller, any other Selling Group Member or the Business. Except for advances of commissions and compensation to Business Employees in the Ordinary Course of Business, neither Seller nor any other Selling Group Member with respect to the Business, has made any loan, extended credit or provided financial accommodations to any Person. On or before the Closing Date, Seller has or will pay in full and discharge, or cause the payment in full and discharge of, all Indebtedness of Seller outstanding as of the Closing Date that is secured by or has resulted in any Encumbrances on any Purchased Assets, or the payment of which is required for the performance by Seller or any other Selling Group Member of its obligations in connection with the Transaction.

3.11           Taxes.

(a) Seller and each other Selling Group Member has timely filed or caused to be filed with the appropriate Governmental Authorities all Tax Returns required to be filed by Seller and such Selling Group Member for periods ending on or before the Closing Date and neither Seller nor any other Selling Group Member is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) A complete and accurate list of all jurisdictions in which Seller is required to file Tax Returns, and the Tax Returns filed by each of them in each such jurisdiction, are as set forth in Section 3.11(b) to the Disclosure Schedule.

(c) All Tax Returns of Seller and each other Selling Group Member, as the same may have been amended, are true, correct and complete, were prepared in compliance with all applicable Laws, and all Taxes owed by Seller or any other Selling Group Member (whether or not shown or required to be shown on any Tax Return) have been paid.

(d) There are no reasonable grounds for assertion of any accuracy-related penalty under Section 6662 of the Code with respect to any Tax Returns of Seller or any other Selling Group Member and neither Seller nor any other Selling Group Member is or has been a party to any “reportable transaction” (as defined in Code §6701A(c)(2)).

(e) Seller has delivered to the Purchaser: (i) complete and correct copies of all income Tax Returns of Seller relating to the Business for each of the fiscal years during which Seller has been in existence and (ii) complete and correct copies of all private letter rulings, revenue agent reports, closing agreements, settlement agreements, deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of Seller and relating to material Taxes for such taxable periods.

(f) Except for Taxes that are being contested in good faith and by appropriate proceedings and reserved for on the Most Recent Balance Sheet: (i) all Taxes payable with respect to the operations of the Business before the Closing Date or shown to be due in Tax Returns filed by Seller have been duly paid or provided or reserved for, and (ii) all deficiencies and assessments for any amount of Taxes that are or were payable by Seller and chargeable as an Encumbrance upon any of the Purchased Assets have been paid in full, and there are no pending, current or threatened in writing Encumbrances for unpaid Taxes upon any of the Purchased Assets except for Encumbrances for Taxes not yet due and payable.

(g) The Business Records are sufficient to prove the income tax basis of Sellers in each of the Purchased Assets.

(h) Seller: (i) is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code, (ii) is not liable for Taxes to any foreign taxing authority and (iii) has not had a permanent establishment in any foreign country (as defined in any applicable tax treaty or convention between the United States and such foreign country).

(i) No examination, audit or other Action relating to the assessment or collection of any Taxes of Seller by any Tax Authority is currently in progress or is, threatened in writing or otherwise known to Seller or any other Selling Group Member, no assessment of any Tax has been proposed in writing against Seller, and there are no outstanding Contracts or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Seller for any taxable period.

(j) Each Seller has duly and timely withheld all Taxes required to be withheld in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder, member, partner or other third party, and paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws and all W-2 and 1099 forms required with respect thereto have been properly completed and timely filed.

(k) The Business Employees and all other Persons who currently provide or who have in the past provided services to or for Seller or who otherwise work or worked in the Business, have been properly classified as employees or independent contractors, as applicable, and Seller has not been the subject of any Action, or threatened Action, by any Governmental Authority with regard to such classification of any such Business Employees or other Persons.

(l) Seller has no obligation to make any, and Seller is not a party to any Contract that has resulted or could, separately or in the aggregate, result in the, payment of: (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Laws), (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Laws), or (iii) any compensation that is subject to the provisions of Section 409A of the Code.

(m) Neither Seller nor any other Selling Group Member (i) is or has ever been a party to, is bound by or has any obligation under, any Tax allocation, sharing or indemnification Contract or similar Contract or any Contract that obligates it to make any payment computed by reference to Taxes, taxable income or taxable losses of any other Person; (ii) is or has ever been a member of an affiliated group (within the meaning of Code Section 1504(a) or similar group defined under any similar provision of any Law) filing a consolidated federal income Tax Return; or (iii) has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of any Law), as a transferee or successor, by Contract or otherwise.

(n) Neither Seller nor any other Selling Group Member is or has been a member of an affiliated group (within the meaning of Code Section 1504(a) or similar group defined under any similar provision of any Law) filing a consolidated federal income Tax Return, and neither Seller nor any other Selling Group Member has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of any Law), as a transferee or successor, by Contract or otherwise.

(o)  Seller (i) is not nor has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; (ii) has not distributed equity interests or securities of another Person, or had their equity interests or securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; (iii) is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect before amendment by the Tax Equity and Fiscal Responsibility Act of 1982; (iv) is not subject to, or is required by any Governmental Authority or pursuant to any Action, Law, Contract or other requirement, or otherwise has any obligation to collect or pay, any sales or use (or similar) Taxes with respect to or otherwise in connection with the conduct of the Business; or (v) is not and has never engaged in a listed transaction within the meaning of Treasury Regulation § 1.6011-4 (or any predecessor provision) or any transaction that could give rise to: (A) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (B) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, (C) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (D) any filing under Section 999 of the Code.

(p) Seller is not liable, nor will as a result of the Transactions be liable, for any Tax on built-in gains as set forth in Section 1374 of the Code, and no Seller: (i) has acquired assets from another corporation in a transaction in which Seller’s Tax basis for the acquired assets were determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, (ii) has acquired the stock of any corporation that is a qualified subchapter S subsidiary, (iii) owns any shares of stock in a passive foreign investment company as defined in Section 1297 of the Code or a controlled foreign corporation as defined in Section 957 of the Code, or (iv) has ever made a transfer of intangible assets to which Section 367(d) or 482 of the Code applies.

(q) None of the Purchased Assets (i) were acquired in a reorganization within the meaning of Section 368(a) of the Code or a liquidation qualifying under Sections 332 or 337 of the Code, or have been financed with or directly or indirectly secures any industrial revenue bonds or debt the interest on which is tax-exempt under Section 103(a) of the Code, and Seller is not a borrower or guarantor of any outstanding industrial revenue bonds, or is a tenant, principal user or related person to any principal user (within the meaning of Section 144(a) of the Code) of any property that has been financed or improved with the proceeds of any industrial revenue bonds, or (ii) are tax-exempt use property within the meaning of Section 168(h) of the Code.

(r) Neither Seller nor any other Selling Group Member has Liabilities or obligations with respect to unclaimed property or the failure to file or to file on a timely basis any reports or other documents with respect to unclaimed property in any jurisdiction as may be required with respect to unclaimed property, or under applicable escheat Laws of any jurisdiction, and Seller and each other Selling Group Member has timely filed in each jurisdiction any and all reports or other documents required to be filed in such jurisdiction with respect to unclaimed property.

(s) The Transactions are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of Law.

3.12           Accounts Receivable.

                           (a)    The Accounts Receivable of Seller reflected on the Most Recent Balance Sheet and all Accounts Receivable of Seller arising after the date thereof (i) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the Ordinary Course of Business; (ii) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims, other than normal cash discounts accrued in the Ordinary Course of Business; and (iii) subject to adequate reserves for bad debts shown on the Financial Statements, if any, or, with respect to Accounts Receivable arising after the date of the Most Recent Balance Sheet, in the accounting books and records of Seller, are collectible in full within 60 days after billing or receipt of vehicle title, whichever is later. Section 3.12(a) of the Disclosure Schedule sets forth a correct and complete aging of the Accounts Receivable of the Business as of the Closing Date reflecting the aggregate dollar amount due Seller from each payee which have been outstanding for the following numbers of days or less past their due dates: 30, 60, and 90, and more than 90 days. The reserves for bad debts shown in the Financial Statements or, with respect to Accounts Receivable arising after the date of the Most Recent Balance Sheet, in the accounting books and records of Seller, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. Since the Most Recent Fiscal Year End, Seller has not written off, written down or agreed to a reduction of, placed for collection with any Person, accelerated the collection of, or materially changed the terms of payment of any Accounts Receivable.

                                (b)   All compensation, revenue or benefits with respect to the Business are paid or payable directly to Seller and not to any Person other than Seller (not including compensation payable by a Seller in the Ordinary Course of Business to Business Employees, vendors and suppliers).

3.13           Accounts Payable.

                 (a)   Section 3.13 of the Disclosure Schedule sets forth a correct and complete aging of all accounts payable and accrued Liabilities of Seller with respect to the Business as of the date of this Agreement. Seller has paid all accounts payable relating to the Business in accordance with their terms on or before their due date, other than accounts payable of the Business that Seller is disputing in good faith and that are specifically identified as disputed accounts payable in Section 3.13 of the Disclosure Schedule.

   (b)  There is no compensation or other consideration with respect to the Business payable, whether currently or in the future, by Seller to any Person, other than compensation payable by Seller to Business Employees, vendors and suppliers in the Ordinary Course of Business.

3.14           Real Property. Section 3.14 of the Disclosure Schedule sets forth a complete and accurate list and description (including addresses) of the Business Real Property. The Business Real Property is the only real property used in the operation of the Business. Section 3.14 of the Disclosure Schedule describes each interest in the Business Real Property currently used by Seller in the conduct of the Business, a complete and accurate description of each lease, sublease or other use or occupancy Contract pursuant to which Seller derives its right to use such Business Real Property (collectively, the “Leases”) and the identity of the lessor thereunder. Seller does not own any fee simple interest in any real property. The Business Real Property and the premises located thereon occupied by Seller are sufficient for the operation of the Business as currently conducted by Seller. To the Knowledge of Seller and of each other Selling Group Member, there are no proposed special assessments, or proposed material changes in property Tax or land use or other Laws affecting the Business Real Property. Seller has delivered to the Purchaser a true, correct and complete copy of each Lease. Seller owns all right, title, and interest in all leasehold estates and other rights purposed to be granted to it by the Leases, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances. Each Lease constitutes the entire agreement to which Seller is a party with respect to the Business Real Property demised pursuant thereto. To the Knowledge of Seller and of each other Selling Group Member, all of the buildings and structures to the extent of the Business Real Property are structurally sound with no material defects, are in good operating condition and repair, and have adequate rights of ingress and egress for the operation of the Business as currently conducted by Seller. To the Knowledge of Seller and of each other Selling Group Member, no such building or structure, or any appurtenance thereto or equipment therein, or the operation or maintenance thereof violates in any material respect any restrictive covenant or any Laws (including any such Laws relating to health, safety, subdivision, and zoning) or encroaches on any property owned by others. There is no pending or, to the Knowledge of Seller and of each other Selling Group Member, threatened Action that would interfere with the use or quiet enjoyment of any of the Business Real Property by Seller or, after the Closing, by Purchaser. All Governmental Authorizations required in connection with the operation of the Business Real Property and all improvements thereon and the conduct of the Business thereon have been duly obtained, are in full force and effect and no proceedings are pending or, to the Knowledge of Seller and of each other Selling Group Member, threatened which could lead to a revocation or other impairment of any thereof. No condemnation proceeding is pending or, to the Knowledge of Seller and of each other Selling Group Member, threatened with respect to any of the Business Real Property.

3.15           Personal Property.

(a) Section 3.15(a) of the Disclosure Schedule sets forth a list of all of Tangible Personal Property of Seller as of the Closing, and any items of Tangible Personal Property that Seller has committed or expects to purchase, lease or license before the Closing Date. Seller has, and at the Closing will convey to Purchaser good, valid and marketable title, to the Purchased Assets owned by Seller, free and clear of any Encumbrance or other defect of title, except Permitted Encumbrances.

(b) All of the tangible and intangible assets owned, possessed, or used, usable or held for use in the Business by Seller are: (i) in the possession of and under the control of Seller; (ii) in good operating condition and repair, subject to normal wear and tear; (iii) suitable for the purposes for which they are being used; (iv) of a condition, nature, and quantity sufficient for the conduct of the Business as it is presently conducted and sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted before the Closing; and (v) included in the Purchased Assets. Seller’s rights with respect to the assets owned, possessed, or used, usable or held for use in the Business by Seller are exclusive and no other Person has any rights with respect thereto (except for the lessors of leased or licensed assets and property in accordance with the terms of the applicable lease or license, each of which is included in the Contracts included in the Purchased Assets). None of the Purchased Assets has been purchased or otherwise acquired from any Related Party in anticipation of the Transaction.

(c) Set forth in Section 3.15(c) of the Disclosure Schedule is a true, complete and accurate list of all telephone and fax numbers used or held for use in the Business by Seller, all of which are used exclusively for the Business and are not shared with any other Person.

(d) All Inventory of Seller as of the Closing is listed in Section 3.15(d) of the Disclosure Schedule.

3.16           Intellectual Property.

(a) Section 3.16(a) of the Disclosure Schedule sets forth a list of all Intellectual Property that is owned, legally or equitably, in whole or in part, alone or jointly with others, by Seller, and all registrations thereof and applications for registration with respect thereto (collectively, the “Owned Intellectual Property”). Seller does not license or permit any other Person to use any Owned Intellectual Property, and Seller’s interests and rights in, and use of, such Owned Intellectual Property is exclusive. All required filings and fees related to the Owned Intellectual Property have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all registrations (and applications for registrations) of Owned Intellectual Property are in good standing. Section 3.16(a) of the Disclosure Schedule lists all fees, actions, or renewals that are due within six (6) months after Closing to maintain Owned Intellectual Property. Seller has provided Purchaser with true and complete copies of file histories, records, documents, certificates, office actions, and material correspondence related to all Owned Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction.

(b) Section 3.16(b) of the Disclosure Schedule sets forth a list of all Intellectual Property (other than Off-the-Shelf Software) that is licensed, used, held for use or otherwise exploited by Seller (collectively, the “Licensed Intellectual Property” and, together with the Owned Intellectual Property, the “Business Intellectual Property”), and a list of each Intellectual Property Contract (other than for Off-the-Shelf Software). All Off-the-Shelf Software used, useable or held for use in the Business by Seller has been acquired by Seller through normal business channels and is validly and appropriately licensed by Seller. Except as disclosed in Section 3.16(b) of the Disclosure Schedule, Seller has the right to use on an exclusive basis any Licensed Intellectual Property and Seller sublicenses or permits any other Person to use any Licensed Intellectual Property. Seller has, and as of the Closing will have, paid as and when due all amounts payable under any Intellectual Property Contracts or otherwise with respect to any Licensed Intellectual Property.

(c) Section 3.16(c) of the Disclosure Schedule sets forth a list of all Contracts (i) under which Seller derives any rights with respect to any Business Intellectual Property, including Contracts under which Seller acquired any ownership rights in or to any Owned Intellectual Property or licenses or uses any Licensed Intellectual Property, and (ii) to which Seller is a party for the development, maintenance or support of any Business Intellectual Property or for the escrow of any source codes of any Business Intellectual Property (collectively, the “Intellectual Property Contracts”). Section 3.16(c) of the Disclosure Schedule also sets forth a complete list of Persons to whom Seller has granted rights to use the Business Intellectual Property, other than under an Intellectual Property Contract, and the terms for use of that Business Intellectual Property.

(d) Seller possesses all right, title and interest in all Owned Intellectual Property and has the valid and enforceable right to use all Licensed Intellectual Property that is used or held for use by Seller, free and clear of all Encumbrances. Upon consummation of the Transactions, Purchaser shall exclusively own all right, title and interest in and to all of the Owned Intellectual Property and shall have the right and license to use all of the Licensed Intellectual Property in the manner used by Seller before the Closing, in each case free from any Encumbrances and without additional cost or expense to Purchaser.

(e) There is no unlicensed or non-rightful use by Seller of any Business Intellectual Property, and the use by Seller of the Business Intellectual Property, the manufacture and sale of any Business Products, and the providing of any Business Services by the Business, does not, and the use by Purchaser after the Closing of the Business Intellectual Property, the manufacture and sale of any Business Products, and the providing of any Business Services in the Business, in substantially the same manner as used, manufactured or provided by Seller before the Closing will not, infringe on, violate, misappropriate, or dilute the Intellectual Property of any Person, and, to the Knowledge of Seller and of each other Selling Group Member, no Person has infringed, violated, misappropriated, or diluted any of the Business Intellectual Property. Section 3.16(e) of the Disclosure Schedule lists all licenses to third parties of any Business Intellectual Property. The Business Intellectual Property is all the Intellectual Property necessary for Purchaser to conduct the Business as it is currently being conducted.

(f) All Persons who have contributed to the creation, invention, or development of any Owned Intellectual Property have assigned to Seller all of their rights therein that do not vest initially in Seller by operation of Law. Section 3.16(f) of the Disclosure Schedule contains a list of such assignments. Seller takes reasonable actions to protect and maintain (i) any Trade Secret Information that is Business Intellectual Property, including executing confidentiality and non-disclosure agreements with employees and contractors, and (ii) the confidentiality, integrity, and security of its software, databases, systems, networks, and Internet websites, and information stored or contained therein or transmitted thereby, and all transactions consummated in connection therewith, from any unauthorized use, access, interruption, or modification by third parties, including the use of reliable encryption protection (or an equivalent).

(g) Seller has taken all commercially reasonable actions which are consistent with industry standards to back up all Software that is Business Intellectual Property and its computer systems, and databases used or held for use in the Business in a manner sufficient to enable resumed or continued functioning in all material respects following a hardware, telecommunications, ransomware, hacking, network security incident or related interruption or failure.

(h) All Software that is Business Intellectual Property substantially conforms to all existing documentation for its use in the conduct of the Business as currently conducted, is functioning in all material respects in accordance with applicable specifications and, to the Knowledge of Seller and of each other Selling Group Member, is free of viruses and other contaminants. All source codes relating to Software that is Business Intellectual Property, if any, are in the possession of Seller, and no Person other than Seller has any copy of any such source codes or any right, title, interest or license, conditional or otherwise, including under any escrow agreements, with respect to any such source codes, and Seller has not granted any such right, title, interest or license covering any future period, with respect to any such source codes. Seller is in possession of and maintains documentation with respect to all such source codes and, upon consummation of the Transactions, Purchaser will exclusively own and have possession of, and shall have the right to use, all such source codes and related documentation, as applicable, free from any Encumbrances. Seller also owns and has possession of, and Purchaser will also own and have possession of after the Closing, all other existing documentation with respect to all Business Intellectual Property.

(i) There are no warranties (express or implied) outstanding with respect to any Business Intellectual Property currently or formerly licensed, developed, sold or distributed, including with respect to any products made that include Business Intellectual Property, (“Business Products”), or any related services rendered, by Seller or its Affiliates related to the Business (“Business Services”), beyond that set forth in the standard warranties provided by Sellers. Each Product licensed, developed, sold or distributed, or service rendered, by Seller is and has been in conformity in all material respects with, and performs and has performed in accordance, in all material respects with, all applicable contractual commitments and warranties and all applicable Laws. There are no claims, existing or, to the Knowledge of Seller and of each other Selling Group Member, threatened (in writing) under or pursuant to any warranty, whether express or implied, on Business Products or Business Services licensed, developed, sold or distributed by Seller, and there have never been any such claims.

(j) Neither Seller nor any other Selling Group Member has received any threats or notices claiming any violation of any third party Intellectual Property Rights in the conduct of the Business. Neither Seller nor any other Selling Group Member has received any communications offering to license Seller under any third party Intellectual Property rights. No lawsuits are currently pending or have been filed against or by Seller or any other Selling Group Member for any violation of any Intellectual Property rights. To the Knowledge of Seller and of each other Selling Group Member, there is no basis for a third party to assert any claim or bring any lawsuit for any violation, infringement or misappropriation of any Intellectual Property right of any third party.

(k) Seller has not incorporated into any Product or Service or otherwise accessed, used or distributed any Publicly Available Software, in whole or in part.

3.17           Contracts and Contract Parties.

(a)           Section 3.17(a) to the Disclosure Schedule sets forth a complete and accurate list of all Contracts (in the case of unwritten Contracts, such list includes a brief description of the subject matter thereof), to which Seller is a party or is otherwise bound, including the following:

(i)           any Contract relating to Indebtedness (including any such agreement pursuant to which Seller has extended credit or made other financial accommodations to any other Person), whether incurred, assumed, guaranteed or secured by any asset, or relating to the imposition of Encumbrances on any assets of Seller;

(ii)          any Contract or series of related Contracts, including any option Contract, relating to the acquisition or disposition of any business, capital stock, membership interests or assets of Seller;

 (i)      any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets;

(ii)      any Contract under which Seller would expect to receive payments or under which Purchaser could expect to receive payments after the Closing;

(iii)  any Contract providing for payments (contingent or otherwise) to or by any Person based on sales, purchases or profits; and

(iv)  any other Contract that is material to the earnings, business, operation, prospects or financial condition of Seller or the Business.

(a) Neither Seller nor any other Selling Group Member is a party to or bound by any (i) partnership, joint venture, joint operating or similar Contract relating to or affecting the Business; (ii) Contract which could require Seller (or Purchaser after the Closing) to purchase any product or service exclusively from a Person or otherwise deal exclusively with any Person; (iii) Contract which contains so-called “best in house” or “most favored nation” clauses, or otherwise limits Seller (or could limit Purchaser after the Closing) from selling or purchasing any product or service to or from any Person or in any geographic territory or from otherwise conducting the Business in any manner; (iv) Contract containing any provision providing for the payment by Seller of any amounts to any Person, or the enhancement of any rights of any Person, or the vesting or the acceleration of any rights or benefits of any Person, upon or as a result of the consummation of the Transactions or otherwise upon a sale of the Business or Seller or any of its assets (or which could become obligations of Purchaser after the Closing); (v) Contract relating to any interest rate, derivatives, hedging or swap transaction; (vi) Contract containing provisions providing for any indemnification obligations to any Person; (vii) Contract providing for the granting of exclusivity to a third party; or (viii) Contract subjecting Seller or any other Selling Group Member to a noncompetition obligation.

(b) Each Business Contract is valid, enforceable and binding on the parties thereto in accordance with its terms and is in full force and effect. Neither Seller or, to the Knowledge of Seller and of each other Selling Group Member, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, cancel or modify in any material respect, any Business Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach of or an event of default under any Business Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. There are no material disputes pending or, to the Knowledge of Seller and of each other Selling Group Member, threatened under any Assumed Contract. No party to any Assumed Contract has expressed to Seller orally or in writing its intention to cancel or otherwise terminate or alter in any material respect its relationship with Seller as it relates to the Business, and Seller has no information that could lead it to believe that any such Person intends to cancel or terminate, reduce or limit, or otherwise alter in any material respect, its relationship with Seller relating to the Business or with Purchaser after the Closing, whether as a result of the consummation of the Transactions or otherwise. To the Knowledge of Seller and of each other Selling Group Member, there is no reasonable basis (other than any existing right to terminate for convenience or without cause) for any party to any Business Contract to cancel or otherwise terminate, or to reduce or limit, or to otherwise alter in any material respect its relationship with Seller relating to the Business or with Purchaser after the Closing. All of the Assumed Contracts will be transferred to Purchaser at the Closing without any loss of rights or benefits thereunder, increase or change in obligations thereunder, or additional cost or penalty to Purchaser.

(c) Complete and correct copies of each Business Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided to Purchaser. The complete original of each Business Contract, or an accurate and complete copy thereof, is located at headquarter offices of the Business or electronically stored on Seller equipment or systems that are included in the Purchased Assets.

3.18           Material Business Relationships and Material Suppliers.

(a)           Set forth in Section 3.18(a) of the Disclosure Schedule is a complete and accurate list of all Business Relationships (by revenues derived by Seller) (collectively, the “Material Business Relationships”) (i) from which Seller derived the most revenues in each of the three most recent concluded fiscal years of Seller, and (ii) from which Seller derived or reasonably expects (based on annualized revenues paid to date) to derive the most revenues in the current fiscal year of Seller. No Material Business Relationship has expressed to Seller its, and neither Seller nor any other Selling Group Member has Knowledge of a Material Business Relationship’s intention or desire to cancel or terminate, reduce or to otherwise alter in any material respect, its relationship with Seller.

(b)           Set forth in Section 3.18(b) of the Disclosure Schedule is a complete and accurate list of all suppliers, vendors or consultants (by amounts paid by Seller thereto) (i) to whom Seller paid the most in each of the three most recent concluded fiscal years of Seller, and (ii) to whom Seller has paid or reasonably expects to pay the most in Seller’s current fiscal year (collectively, the “Material Suppliers”). No Material Supplier has expressed to Seller its, and neither Seller nor any other Selling Group Member has Knowledge of a Material Supplier’s intention or desire to cancel or terminate, reduce or to otherwise alter in any material respect, its relationship with Seller.

(c)           Set forth in Section 3.18(c) of the Disclosure Schedule is a list of all businesses or business interests of Seller.

3.19           Business Employees.

(a)           Section 3.19(a) of the Disclosure Schedule sets forth a complete and accurate list as of the Closing Date of the names and titles of each Business Employee, the date of hire of each such Business Employee, the base salary of and any incentive compensation received by or accrued for the benefit of each such Business Employee for the Most Recent Fiscal Year and the rate of base salary and bonus opportunity of, and bonuses or incentive compensation received by or accrued for the benefit of each such Business Employee since the end of the Most Recent Fiscal Year through the Closing Date. Section 3.19(a) of the Disclosure Schedule also sets forth for each Business Employee all proposed salary increases for the Current Fiscal Year, as well as any salary increases that have been granted since the end of the Most Recent Fiscal Year. All bonuses and incentive compensation payable to Business Employees will be accrued by Seller on a pro rata basis through the Closing Date. There are no Business Employees who are on layoff, disability, sick time or other leaves of absence or not actively at work in performing services on the Closing Date. No Business Employee has notified Seller that such Business Employee intends to leave or is considering leaving the employ of Seller or Purchaser after the Closing. The Business Employees are dedicated exclusively to the operation of the Business and, together with the independent contractors listed in Section 3.19(a) of the Disclosure Schedule, are sufficient for the conduct of the Business as presently conducted.

(b)           Set forth in Section 3.19(b) of the Disclosure Schedule is a complete and accurate list of each Contract to which Seller is a party, or relating to the Business under which Purchaser could have any payment or performance obligation or other Liability after the Closing: (i) pertaining to the employment or termination of employment of any Business Employee, or former employee of Seller or the Business, or (ii) providing for the payment of severance or other compensation or benefits to any Business Employee, or former employee of Seller or the Business, including severance or compensation payable after or by reason of a termination of employment (other than that which is required by applicable Laws).

(c)           Set forth in Section 3.19(c) of the Disclosure Schedule is a complete and accurate list of each Contract with an independent contractor to which Seller is a party or to which any other Selling Group Member is a party and that relates to the Business, or under which Purchaser could have any payment or performance obligation or other Liability after the Closing.

3.20           Employee Benefit Plans.

(a) Set forth in Section 3.20(a) of the Disclosure Schedule is a true and complete list of each Employee Benefit Plan. The Business Employees do not participate in any plan, program, fund, or arrangement (whether or not qualified for federal income Tax purposes), whether benefiting a single individual or multiple individuals, and whether funded or not, that is an “employee pension benefit plan,” or an “employee welfare benefit plan,” as such terms are defined in ERISA, or any incentive or other benefit arrangement for such employees and their respective dependents and beneficiaries.

(b) Neither Seller nor any ERISA Affiliate maintains or has ever maintained, or is obligated to contribute to or has ever been obligated to contribute to, a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or any other plan that is subject to Section 412 of the Code.

(c) Seller and each ERISA Affiliate are and have always been in material compliance with the requirements of ERISA, the Code, and all other Laws applicable with respect to all Employee Benefit Plans. Each Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is and has from its establishment been so qualified and has received a favorable determination letter or opinion letter as to its qualification. Neither Seller nor any ERISA Affiliate has engaged in any “prohibited transaction” within the meaning of Section 406(a) or Section 406(b) of ERISA or of Section 4975(c) of the Code. No unsatisfied Liabilities to participants, the IRS, the DOL or any other Person have been incurred by Seller or any ERISA Affiliate as a result of the cessation or reduction of contributions under, the transfer of sponsorship of, or the termination of any, Employee Benefit Plan. Seller and each ERISA Affiliate has made full payment of all amounts it is required, under applicable Law or the terms of each Employee Benefit Plan, to have contributed thereto before the Closing Date for all periods through the Closing Date.

(d) With respect to each Employee Benefit Plan, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Seller and of each other Selling Group Member, threatened, and no facts or circumstances exist that could reasonably be expected to give rise to any such Actions.

(e) All reports and information required to be filed with the DOL, IRS or other Governmental Authority or furnished to plan participants or their beneficiaries with respect to each Employee Benefit Plan have been filed and/or furnished, all annual reports (including Form 5500 series) of such Employee Benefit Plans were certified without qualification by each such Employee Benefit Plan’s accountants, and no material change has occurred with respect to matters covered by the most recent Forms 5500 since the filing date thereof.

(f) There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in COBRA with respect to any Employee Benefit Plan to which such continuation coverage requirements apply. There has been no violation of the health insurance obligations imposed by HIPAA with respect to any Employee Benefit Plan which is a “group health plan” (as defined in Section 5000(b)(1) of the Code and Section 706 of ERISA) to which such insurance obligations apply (including the requirement under HIPAA that certificates of creditable coverage be provided to certain employees and their dependents).

3.21           Labor Relations. Seller is not a party to any Contract, collective bargaining or otherwise, or understanding with a labor union or other labor organization covering any of the Business Employees or the Business, and Seller has never been affected by any strike or other labor disturbance involving the Business Employees or the Business nor, to the Knowledge of Seller and of each other Selling Group Member, has any union attempted to represent, as collective bargaining agent, the Business Employees. Seller is not and has never been the subject of any Action asserting that Seller committed an unfair labor practice or seeking to compel Seller to bargain with any labor union or other labor organization, nor has there ever been or is there pending or, to the Knowledge of Seller or of any other Selling Group Member, threatened any labor strike, dispute, walk-out, work stoppage, slow-down, or lockout involving Seller or the Business. Seller has never taken any action that could constitute a “mass layoff,” “mass termination,” or “plant closing” within the meaning of WARN or that could otherwise trigger notice requirements or Liability under any federal, local, state, or foreign plant closing notice or collective dismissal Laws.

3.22           Insurance.

(a)           Section 3.22(a) of the Disclosure Schedule sets forth (i) an accurate and complete list of each insurance policy and fidelity bond which covers the Business and Seller with respect to the Business (“Insurance Policies”) and (ii) with respect to the Business, a list of all pending claims and the claims history for Seller, each other Selling Group Member and their respective Affiliates during the Most Recent Fiscal Year and the Current Fiscal Year (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Insurance Policies with respect to the Business as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. Section 3.22(a) of the Disclosure Schedule describes any self-insurance arrangement by or affecting Seller or any of its Affiliates with respect to the Business, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the three most recent concluded fiscal years of Seller or in the Current Fiscal Year. All Insurance Policies are in full force and effect and, to the Knowledge of Seller and of each other Selling Group Member, are enforceable in accordance with their terms and issued by insurers which are financially sound and reputable. Seller has not received any notice that any issuer of an Insurance Policy has filed for protection under bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated or any other indication that an Insurance Policy may no longer be in full force or effect or that the issuer of an Insurance Policy may be unwilling or unable to perform its obligations thereunder. The Insurance Policies provide adequate insurance coverage for the Business, and are sufficient for compliance with all Laws and Contracts related to the Business to which Seller is a party or by which it is bound.

(b)           All premiums due under the Insurance Policies have been paid in full or, with respect to premiums not yet due, accrued. Neither Seller nor any of its Affiliates has received a notice of cancellation of any Insurance Policy or of any material changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal of, any such Insurance Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Insurance Policy or entitle any insurer to terminate, cancel or limit or reduce the coverage under any Insurance Policy. Neither Seller nor any of its Affiliates has any Knowledge of any threatened termination of any Insurance Policy. No Insurance Policy will be affected by, terminate or lapse by reason of the Transaction.

3.23           Environmental Matters. Seller has obtained and holds all Environmental Permits that are required by Environmental Laws to be obtained and held by Seller with respect to the operation of the Business and the Purchased Assets. Section 3.23 of the Disclosure Schedule sets forth a list of all Environmental Permits held by Seller. The operations of Seller with respect to the Business and the Purchased Assets are currently and have always been in compliance with all Environmental Laws. Seller has not received from any Person any notice or Action of any violation of Environmental Laws. Seller has not retained or assumed or is responsible or liable for, by Contract or operation of Law, any Liabilities of any other Person under any Environmental Law. There are no Environmental Claims pending against or involving Seller and, to the Knowledge of Seller and of each other Selling Group Member, there is no basis for any Environmental Claim to be made against Seller or which could, after the Closing, result in any Liability to the Purchaser or any of its Affiliates.

3.24           Related Party Transactions. Section 3.24 of the Disclosure Schedule sets forth of each Contract or other arrangement related to the Business to which Seller and a Related Party is a party (each a “Related Party Contract”). No Related Party Contract is included in the Purchased Assets or will have any effect on the Business or the Purchaser after the Closing. Neither Seller nor, to the Knowledge of Seller, any other Selling Group Member, or Kandera, the Seller Class A Member or Kandera has any direct or indirect interest in, or derives any income from, any Person in a business which is competitive with or similar to the Business. No Related Party Contracts are necessary or required to operate the Business from and after the Closing in substantially the same manner as it was operated by Seller before the Closing.

3.25           Absence of Certain Changes and Events. Since the end of the Most Recent Fiscal Year, (i) Seller has conducted the Business in the Ordinary Course of Business, (ii) there has not been any Material Adverse Effect, and (iii) neither Seller nor any Selling Group Member has taken or agreed to take any action that would, after the date hereof, be prohibited or omitted to take or agreed to omit to take any action that would, after the date hereof, be required, as the case may be, by Section 5.1 of this Agreement.

3.26           Brokers. No Person acting on behalf of Seller or any other Selling Group Member or any of their Affiliates or under the authority of any of the foregoing is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with any of the Transactions.

3.27           Privacy and Cyber Security.

(a)           Seller has, with respect to Personal Information used or obtained in the operation of the Business: (i) protected the privacy of such Personal Information; (ii) exercised its best efforts to ensure against unauthorized access to such Personal Information, unauthorized transfers of such Personal Information and misuse of such Personal Information; and (iii) exercised its best efforts to ensure that no Business Employee, former employee or independent contractor has: (1) used or exploited any Personal Information for any purpose other than to perform such Person’s duties as an employee or contractor in the operation of the Business; or (2) disclosed, transferred or disposed of such Personal Information to any third parties except in compliance with Law and the policies of Seller. There have been no unauthorized or inadvertent disclosures of Personal Information. Seller has not engaged in any text messaging, voice communications or email communications in violation of applicable Laws.

(b)           Seller has implemented and maintains reasonable physical, technical and administrative measures, practices and procedures appropriate for the nature of Seller’s data and information, including the Personal Information collected and maintained by Seller, which measures, practices and procedures are no less rigorous than accepted industry practices (including, but not limited to, ISO 27001, COBIT, GLBA, NIST Cybersecurity Framework or other applicable industry standards for information and data security), to protect such data and information from unauthorized access, destruction, use, modification, disclosure, theft or exfiltration. All such measure, practices and procedures, and the manner in which Personal Information is collected, accessed, used, stored, processed, disposed of and disclosed, comply with applicable Laws.

3.28           Solvency. No Seller or Selling Group Member is, or has been in the past six years involved in any Action under bankruptcy Laws or any other insolvency or debtor’s relief Laws, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator, or other similar official. As of and after the Effective Time, (i) Seller will be able to pay its debts, Liabilities, and obligations as they become due in the normal and usual course of business, (ii) Seller will have unreasonably small or insufficient capital with which to conduct its present or proposed future business, (iii) the present saleable value of Seller’s assets does and will exceed its debts and other anticipated debts, Liabilities and obligations, taking into account all contingent and/or unliquidated debts, Liabilities, and obligations and pending and threatened litigation, and (iv) the cash available to Seller, after taking into account all other anticipated uses, will be sufficient to pay all such debts, Liabilities, and obligations in accordance with their terms.

3.29        Full Disclosure. Neither this Agreement nor any of the exhibits, schedules, attachments, written statements, documents, certificates or other items prepared and/or supplied to Purchaser by or on behalf of Seller or any other Selling Group Member with respect to the Transactions contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading. There is no event, circumstance or other fact known to Seller or any other Selling Group Member which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect and which has not been disclosed to Purchaser.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASING GROUP

The Purchasing Group Members hereby jointly and severally represent and warrant to the Selling Group Members that, knowing and intending that the Selling Group Members are relying on the accuracy of such representations and warranties in entering into the Transaction, the representations and warranties set forth in this Article IV are true, complete and accurate as of the Closing.

4.1           Organization and Good Standing.

(a)           Purchaser is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware.

(b)           Purchaser Parent is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware.

4.2           Power and Authorization. Purchaser and Purchaser Parent each have the requisite power and lawful authority to enter into and to perform its obligations under the Transaction Documents to which it is a party and to consummate the Transaction. The execution, delivery, and performance by Purchaser and Purchaser Parent of the Transaction Documents to which it is a party, and the consummation by Purchaser and Purchaser Parent of the Transaction, have been duly and properly authorized in accordance with applicable Laws, and no other action, entity or otherwise, on the part of Purchaser or Purchaser Parent or any other Person is necessary to authorize the execution, delivery, and performance by Purchaser and Purchaser Parent of the Transaction Documents to which it is a party and the consummation of the Transaction.

4.3           Execution and Performance of Agreement; Validity and Binding Nature. This Agreement has been duly executed and delivered by Purchaser and Purchaser Parent, and each of the other Transaction Documents to be executed and delivered by Purchaser or Purchaser Parent, as applicable, will, when executed and delivered by Purchaser or Purchaser Parent, be duly executed and delivered by Purchaser and Purchaser Parent, and this Agreement is, and each of the Transaction Documents, when duly executed and delivered by all parties whose execution and delivery thereof is required, shall be, the legal, valid, and binding obligations of Purchaser and Purchaser Parent, enforceable against Purchaser and Purchaser Parent in accordance with their respective terms, except to the extent that such enforceability is limited by bankruptcy, receivership, moratorium, conservatorship, or reorganization Laws or other Laws of general application affecting the rights of creditors generally or by general principles of equity.

4.4           No Conflicts/Consents.

(a)           The execution and delivery by Purchaser and Purchaser Parent of the Transaction Documents to be executed and/or delivered by Purchaser or Purchaser Parent and the performance by Purchaser and Purchaser Parent of the terms of the Transaction Documents to be executed and/or delivered by Purchaser or Purchaser Parent, as applicable,, and the consummation of the Transaction, do not and will not (with or without the passage of time or the giving of notice or both) (i) contravene, conflict with, or result in a violation of any provisions of the Governing Documents of Purchaser or Purchaser Parent or any action of the stockholders or directors of Purchaser or Purchaser Parent or any Laws binding upon Purchaser or Purchaser Parent, or (ii) give any Governmental Authority or other Person the right to challenge this Agreement or the Transaction or to exercise any remedy or obtain any relief under any Law to which Purchaser or Purchaser Parent is subject.

(b)           All Governmental Authorizations and other Consents required to be obtained, given or made by Purchaser or Purchaser Parent in connection with the execution, delivery and performance of any of the Transaction Documents or the consummation of the Transaction have been obtained, given or made.

ARTICLE V
POST-CLOSING MATTERS

5.1           Employees and Employee Benefits.

(a)           From and after the Closing Date:

(i) Seller shall (A) to the extent Seller or any member of the Selling Group offers or provides Employee Benefit Plans to Business Employees, maintain and continue all health Employee Benefit Plans (including medical, dental, prescription, and vision Employee Benefit Plans), and take all actions necessary to ensure the continuance of such health Employee Benefit Plans through the end of the calendar month in which the Closing Date occurs, and (B) retain all Liabilities with respect to, and provide in accordance with applicable Laws and be solely responsible and liable for providing to all current or former employees (including Business Employees) of Seller and its Predecessors and Affiliates, and their covered dependents), any applicable benefits or continuing insurance coverage under COBRA or similar benefits, and Purchaser shall not have any Liabilities whatsoever with respect to (or to provide to any current or former employee (including any Business Employee)) any of the foregoing benefits for which Seller is responsible.

(ii) Seller shall be and remain solely responsible and liable for (A) the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of any current or former employee (including any Business Employee) or agents of Seller or its Predecessors or Affiliates which relate to events occurring on or before the Closing Date or their employment with Seller or its Predecessors or Affiliates; (B) all worker’s compensation claims of any current or former employee (including any Business Employee) or agent of Seller or its Predecessors or Affiliates which relate to events occurring on or before the Closing Date or their employment with Seller or its Predecessors or Affiliates, and Seller shall pay or cause to be paid all such amounts to the appropriate Persons as and when due; (C) any salary, wages, incentive payments, bonuses or other compensation relating to any period prior to the Closing; and (D) any payments or amounts due to Business Employees resulting from their termination of employment by Seller, including any accrued vacation, sick, or personal time off .

(b)           To the extent any Purchaser-Hired Former Employee is subject to noncompetition, nonsolicitation or similar restrictive covenants in favor of Seller or any other Selling Group Member, any Predecessor or Affiliate of Seller, or the Business, Seller and the applicable Selling Group Member hereby waives compliance by each such Purchaser-Hired Former Employee with such covenants and agrees that such covenants shall not apply to any such Purchaser-Hired Former Employee from and after the Closing Date for so long as the Purchaser-Hired Former Employee is employed (or retained as an independent contractor) by Purchaser.

5.2           Payment of Liabilities and Obligations and Receipt of Payments. As of the Closing Date, Seller shall have paid or provided for all Liabilities that are due and payable in respect of the Purchased Assets, Business Employees, Assumed Contracts or operation of the Business for periods up to and including the Closing Date or which are or will be incurred by Seller as a result of the consummation of the Transaction, including (i) paying or providing for all Taxes payable in respect of the operation of the Business before the Closing, and (ii) paying in full or providing for the full payment of all compensation (including bonuses and other incentive compensation and severance) that would be payable to Business Employees in respect of the operation of the Business before the Closing. After the Closing Date, Seller will pay and perform as and when due all Liabilities, the payment or performance of which is necessary to the performance of Seller’s obligations under any Transaction Documents, or the failure of which to pay or perform could adversely effect Seller’s ability to perform its obligations under any of the Transaction Documents or Purchaser, the Purchased Assets or the operation of the Business by Purchaser after the Closing.

5.3           Confidentiality. From and after the Closing, Seller, each other Selling Group Member, and any Affiliate of any of them shall keep confidential and shall not directly or indirectly disclose to any third party or use, any Trade Secrets and Confidential Information of Seller or the Business (it being understood that from and after the Closing, all Trade Secrets and Confidential Information relating to the Seller or the Business is included in the Purchased Assets and shall constitute confidential or proprietary information or trade secrets of Purchaser), except with the prior written consent of Purchaser; provided, however, that Trade Secrets and Confidential Information shall not include any of the foregoing that is or becomes generally available to the public without breach of any obligation of confidentiality owed by any Selling Group Member to Purchaser or Purchaser Parent. Notwithstanding the foregoing, if a Selling Group Member is required in the course of judicial or administrative Action or governmental inquiries to disclose any Trade Secrets and Confidential Information, such Selling Group Member shall give Purchaser prompt written notice thereof so that Purchaser may seek an appropriate protective order and/or waive the Selling Group Member’s compliance with the confidentiality provisions of this Section 5.3.

                5.4           Non-Competition.

            (a)           During the Restricted Period, neither Seller, Seller Class A Member nor Kandera shall, and Seller, Seller Class A Member and Kandera shall cause each of their respective Affiliates (excluding the Seller Class B Member and the Affiliates of Seller Class B Member) to not, directly or indirectly, alone or with others, for itself or for another Person: (i) operate or engage in, or establish or acquire, or have any interest whatsoever in, or provide any services, assistance, financing or advice to (or to any Person who operates or engages in), or participate in the management or control of, or be associated with, any business that operates or is engaged in, anywhere in the Restricted Area, any aspect of the Restricted Business; (ii) endorse, recommend, promote, support, sponsor, subsidize, or fund any Person that conducts any business in the Restricted Area that competes with any aspect of the Restricted Business; (iii) cause, induce, influence, encourage or solicit any Material Business Relationship, other actual business relationship or Prospective Business Relationship (provided that Seller, any other Selling Group Member, or Kandera, as applicable, has Knowledge of such other actual business relationship or Prospective Business Relationship) with Purchaser, Purchaser Parent or any of their respective Affiliates to terminate or modify in any respect any such Material Business Relationship, other actual business relationship or Prospective Business Relationship; or (iv) sell or otherwise transfer or dispose of, or agree to sell or otherwise transfer or dispose of, any of the Excluded Assets to any Person that (A) is a direct or indirect competitor of the Restricted Business, or (B), to the Knowledge of Seller, any other Selling Group Member or Kandera, intends to use or permit to be used the Excluded Assets in connection with a business that competes directly or indirectly with the Restricted Business.

(b)           During the Restricted Period, without the prior written consent of Purchaser, Seller, each other Selling Group Member and Kandera will not, and Seller, Seller Class A Member and Kandera will cause their respective Affiliates (excluding Affiliates of the Seller Class B Member) to not, directly or indirectly, (i) solicit for employment or hire, or cause, induce, influence or encourage to terminate, reduce or modify their relationship with Purchaser, Purchaser Parent or any of their respective Affiliates any Purchaser-Hired Former Employee; or (ii) solicit for employment, or cause, induce, influence or encourage to terminate, reduce or modify their relationship with Purchaser, Purchaser Parent or any of their respective Affiliates any other Person who is or was during the previous twelve (12) months an employee of Purchaser, Purchaser Parent or any of their respective Affiliates. Notwithstanding anything to the contrary contained in this Agreement, any response by an employee or former employee to a general, published advertisement not targeting the Purchaser’s or Purchaser Parent’s employees shall not be a violation of this Section 5.4(b).

(c)           The Parties acknowledge that the restrictions contained in this Section 5.4 are reasonable and necessary to protect the legitimate interests of Purchaser, Purchaser Parent and their respective Affiliates and constitute a material inducement to Purchaser to enter into this Agreement and consummate the Transaction. In the event that any covenant contained in this Section 5.4 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.4 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

5.5           Insurance. Seller Class B Member shall not take any action to terminate or reduce the types (e.g., property & casualty, general liability, cyber errors and omissions, automotive, workers compensation, and employment practices) and level of insurance coverages covering Seller and its business as such policies existed prior to the Closing and with respect to pre-closing incidents, events or losses.

5.6           Certain Tax Matters.

(a)           Sellers and each other Selling Group Member shall be responsible for, and covenant and agree to pay, or cause to be paid, as and when due, any and all Taxes due and payable in respect of the operation of the Business or the ownership, use and possession of the Purchased Assets before the Closing (whether or not such Taxes are due and payable as a result of the Transactions), and any Taxes due and payable as a result of the Transactions. Sellers and each other Selling Group Member shall furnish or cause to be furnished to Purchaser, upon request and as promptly as reasonably practicable, such information and assistance relating to the Purchased Assets (including access to books and records) and Purchaser-Hired Former Business Employees as is reasonably necessary for the preparation and filing by Purchaser or any of its Affiliates of any Tax Returns, the making by Purchaser or any of Purchaser’s Affiliates of any election related to Taxes, and the preparation, prosecution or defense by Purchaser or any of Purchaser’s Affiliates of any Action relating to any Tax or Tax Return by any Governmental Authority.

(b)           Sellers and each other Selling Group Member shall comply, and shall provide Purchaser with the information and documentation required by Purchaser to comply, and cooperate with Purchaser in its compliance, with all applicable bulk sales and tax notification Laws (and all similar laws, rules and regulations) of every jurisdiction in which the Purchased Assets are located relating to the purchase and sale of the Purchased Assets as contemplated herein. If Purchaser is required by any Governmental Authority or Tax Authority to withhold a portion of the Purchase Consideration, Purchaser shall withhold, and not pay to Seller, the applicable amounts, and shall hold such amounts until the applicable Governmental Authority or Tax Authority authorizes Purchaser to release and pay over such amounts, and shall release and pay out such amounts in compliance with the instructions of the Governmental Authority or Tax Authority.

(c)           If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay when due any and all such amounts and shall provide evidence to Purchaser, including a copy of a receipt, that such Taxes have been paid in full or otherwise satisfied.

(d)           On and after the Closing, Purchaser shall furnish or cause to be furnished to Seller, upon request and as promptly as reasonably practicable, such information and assistance relating to the operation of the Business prior to the Closing (including access to books and records) as is reasonably necessary for the preparation and filing by Seller and the other Selling Group Members or any of their Affiliates of any Tax Returns, the making by Seller or any other Selling Group Member or any of their Affiliates of any election related to Taxes, and the preparation, prosecution or defense by Seller or any other Selling Group Member or any of their Affiliates of any Action relating to any Tax or Tax Return by any Governmental Authority.

5.7           Encumbrance Termination Documents. On or before the Closing Date, Seller shall deliver to the Purchaser UCC-3 Termination Statements or other written terminations, discharges, or releases, as applicable, of any and all Encumbrances on the Purchased Assets, together with such consents, approvals, or authorizations as are necessary or appropriate to permit Sellers to cause the same to be filed and/or recorded, as applicable, with the appropriate persons, all in form and substance satisfactory to the Purchaser (collectively, the “Encumbrance Termination Documents”). On or before the Closing Date, at Purchaser’s option and on its request, Seller shall either (i) at its expense, cause all Encumbrance Termination Documents to be filed in the appropriate jurisdictions and provide Purchaser with written evidence of the same, or (ii) deliver the original Encumbrance Termination Documents to Purchaser for Purchaser to file and then, on receipt of Purchaser’s invoice therefor, reimburse Purchaser for the filing fees and other reasonable expenses incurred by Purchaser in filing the same.

5.8           Seller Existence and Name.

(a)           Seller shall not dissolve, wind up or change, or otherwise modify its entity form or existence in any manner for a period of at least six (6) months after the Closing without Purchaser’s prior written consent and, during such six-month period, Seller shall maintain its existence in good standing (in its state of incorporation or organization and in any other states in which Seller conducted business as of the Closing Date.

(b)           Effective as of the Effective Time, Seller shall cease all conduct of the Business and shall not use the Business Names or any other name used by Seller in connection with conducting the Business, or any name similar to any of the foregoing for any purpose; provided, however, Seller may continue to use the Car Acquisition name for a period not to exceed six (6) months following the Closing Date in connection with disposing of the vehicle inventory included in the Excluded Assets and the collection of payments for such vehicles and otherwise settling accounts payable and receivables included in the Excluded Assets.

5.9           Power of Attorney. Effective upon the Closing, Seller hereby Purchaser as Seller’s true and lawful attorney-in-fact, in the name of Seller, but on behalf of Purchaser and for its own account, to receive and open all mail, packages and other communications addressed to Seller related to the Business (“Power of Attorney”). Seller agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable. If requested by Purchaser, Seller shall execute and deliver to Purchaser written powers of attorney, in form and substance reasonably acceptable to Purchaser, to further document the foregoing grant of the Power of Attorney.

5.10           Post-Closing Transition Services and Actions. After the Closing, the parties, as applicable, shall perform the post-closing transition services and actions set forth on the Transition Services Schedule.

5.11         Intellectual Property Assignments. If, with the written consent of Purchaser given prior to the Closing, Seller has not obtained prior to the Closing written assignments of rights to all Intellectual Property, in form and substance acceptable to Purchaser (“Intellectual Property Assignments to Seller”) from all current and former employees or independent contractors who or which have invented, authored or otherwise created Intellectual Property that is included or intended to be included in the Purchased Assets, then the Selling Group Members shall, after the Closing and at their own expense (including payment of any fees, compensation or costs imposed in connection with the request for, or as a condition to the issuance of, any such Intellectual Property Assignment), (i) obtain such Intellectual Property Assignments as soon as possible after the Closing and cooperate with Purchaser and Purchaser Parent in endeavoring to obtain, such Intellectual Property Assignments at no out-of-pocket cost or expense to Purchaser or Purchaser Parent, and (ii) if and for so long after the Closing as such Intellectual Property Assignment has not been obtained, cooperate with Purchaser and Purchaser Parent in any arrangement proposed by Purchaser in good faith, including obtaining adequate license rights at no cost to Purchaser or Purchaser Parent, that is designed to provide for Purchaser and Purchaser Parent the material benefits (including all economic benefits), claims, and rights to the applicable Intellectual Property and enforcement for the benefit of Purchaser and Purchaser Parent of any and all rights of Seller in such Intellectual Property. Notwithstanding the foregoing, only the Required Intellectual Property Assignments shall be a condition to the Closing, provided that Seller shall use commercially reasonably efforts to obtain all Intellectual Property Assignments before the Closing, and provided further that Seller shall be and remain obligated to obtain after the Closing any such Intellectual Property Assignments that are not obtained before the Closing.

5.12           Survival. All representations, warranties, covenants, and obligations in this Agreement, any Schedules, and each other Transaction Document, shall survive the Closing and the consummation of the Transaction. The waiver of any condition based on the inaccuracy of any representation or warranty, or on the non-performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations.

5.13           Further Assurances.

(a)           From time to time after the Closing, as and when requested by any Party, and at such requesting Party’s expense (except to the extent this Agreement otherwise imposes the expense with respect to a matter on such Party), any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and give effect to the Transaction, including further actions as Purchaser or Purchaser Parent may reasonably deem necessary to transfer or confirm the transfer of, or vest or confirm the vesting of, title to any and all Purchased Assets in Purchaser.

(b)           After the Closing, upon request by Purchaser Parent, the Selling Group Members will provide Purchaser Parent access to Excluded Business Records and permit Purchaser Parent to copy Excluded Business Records.

  ARTICLE VI
INDEMNIFICATION

6.1           Indemnification by Selling Group Members.

(a)           The Selling Group Members shall jointly and severally indemnify, defend, and hold harmless Purchaser, Purchaser Parent and each of their respective Affiliates, officers, directors, managers, employees, members, partners, stockholders, agents, and other representatives (collectively, “Purchasing Group Indemnitees”) from, against and in respect of any and all losses, costs, expenses, claims, damages, Actions, suits, proceedings, hearings, investigations, charges, complaints, demands, injunctions, judgments, Orders, decrees, rulings, directions, dues, penalties, fines, amounts paid in settlement, Liabilities, Taxes, Encumbrances, and fees, including interest, penalties and attorneys and collection agency fees and disbursements (collectively, “Damages”), arising out of, based upon or otherwise in respect of:

(i)           any inaccuracy in or breach of any representation or warranty of any Selling Group Member made in or pursuant to this Agreement or any other Transaction Documents (in each case, disregarding all qualifications as to materiality or Material Adverse Effect or similar qualifications contained in any such representation or warranty)

(ii)          any breach or nonfulfillment of any covenant or obligation of any Selling Group Member contained in this Agreement or any other Transaction Document;

(iii)         all Excluded Liabilities and Obligations;

(iv)         all Excluded Assets;

(v)         the failure to obtain before the Closing any Governmental Authorization or other Consent from a third party required to be obtained in connection with the execution, delivery or performance by Seller or any other Selling Group Member of the Transaction Documents or the consummation of the Transaction; or

(vi)         any failure to comply with applicable bulk sales notification requirements (or similar requirements), if applicable, and delivery of Tax Clearance Certificates, if waived by Purchaser as a condition to the Closing.

(b)           Notwithstanding the foregoing provisions of this Section 6.1(a), the Seller Class B Member shall not have any indemnification obligations for any breach by Kandera or the Seller Class A Member of Kandera’s or the Seller Class A Member’s obligations contained in Section 5.4(a).

6.2           Indemnification by Purchaser. The Purchasing Group Members shall jointly and severally indemnify, defend, and hold harmless the Selling Group Members and their respective Affiliates, officers, directors, managers, employees, members, partners, stockholders, agents, and other representatives (collectively, the “Selling Group Indemnitees”) from, against and in respect of any and all Damages arising out of, based upon or otherwise in respect of: (i) any inaccuracy in or breach of any representation or warranty of and Purchasing Group Member made in or pursuant to this Agreement or any other Transaction Document; and (ii) any breach or nonfulfillment of any covenant or obligation of and Purchasing Group Member contained in this Agreement or any other Transaction Document; and (iii) any Damages incurred by any Selling Group Member to the extent resulting from Purchaser’s operation of the Business after the Closing, excluding any such Damages arising out of, based upon or otherwise in respect of any Damages for which Seller and or any other Selling Group Member is obligated to indemnify any Purchaser Indemnitee under this Article VI.

6.3           Indemnification Claims. Any Person seeking indemnification pursuant to this Article VI (“Indemnified Party”) shall promptly notify the other Person(s) from whom such indemnification is sought (“Indemnifying Party”) of the Indemnified Party’s assertion of such claim for indemnification (“Notice of Indemnification Claim”), describing the basis of such claim, but failure to give such notice within any particular time period shall not adversely affect the Indemnified Party’s rights to indemnification except to the extent that the Indemnifying Party can show that the failure to give such notice on a timely basis materially and adversely affected the Indemnifying Party’s ability to defend the claim.

6.4           Third Party Claims.

(a)           Each Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party of any claim to which the indemnification set forth in this Article VI relates (which shall also constitute the Notice of Indemnification Claim required by Section 6.3), but failure to give such notice within any particular time period shall not adversely affect the Indemnified Party’s rights to indemnification except to the extent that the Indemnifying Party can show that the failure to give such notice on a timely basis materially and adversely affected the Indemnifying Party’s ability to defend the claim.

(b)          Subject to the Indemnified Party’s good faith determination that such undertaking would be appropriate and practical and not raise conflict of interest concerns, and except as set forth below in this Section 6.4(b), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after the receipt of any such notice, to undertake the defense of such third-party claim. The failure of the Indemnifying Party to give such notice and to undertake the defense of such a claim shall constitute a waiver of the Indemnifying Party’s rights to defend such third party claim under this Section 6.4(b) and in the absence of gross negligence or willful misconduct on the part of the Indemnified Party shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim. The election of the Indemnifying Party to undertake the defense of any third-party claim pursuant to this Section 6.4(b) will, without admitting liability to any third party with respect to such claim, conclusively establish for the purposes of this Agreement that the claims made in such third-party claim are within the scope of, and subject to, indemnification pursuant to this Article VI. The Indemnifying Party must provide reasonable assurance to the Indemnified Party of its financial capacity to defend a third-party claim and provide indemnification with respect thereto as a condition to undertaking the defense of such claim. Notwithstanding the foregoing, under no circumstances shall an Indemnifying Party be entitled to undertake the defense of a third-party claim if (i) such claim could result in criminal proceedings or liability for any Indemnified Party, (ii) such claim involves requests for injunctive or other equitable relief in respect of a Purchaser Indemnitee or its business or (iii) such claim could result in Damages that, taken with Damages with respect to other existing claims of the Purchaser Indemnitees under this Article VI, would not be fully indemnified hereunder, or (iv) Purchaser or Purchaser Parent determines in good faith that such claim could result in damage to its business or reputation of a Purchaser Indemnitee.

(c)          So long as the Indemnifying Party is defending a claim actively and in good faith, the Indemnified Party shall not settle such claim without the Indemnifying Party’s consent, which will not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall, subject to obligations of confidentiality or other restrictions under Contract or Law, make available to the Indemnifying Party or its representatives all records and other materials reasonably required by them and in the possession or under the control of the Indemnified Party for the use of the Indemnifying Party and its representatives in defending any such claim, and shall in other respects give reasonable cooperation in such defense.

(d)          The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) before entering into any settlement or compromise of such claim or proceeding or ceasing to defend such claim or proceeding. Notwithstanding the foregoing, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle or compromise any third-party claim, or consent to the entry of judgment with respect to a third-party claim, provided such settlement, compromise, or judgment involves solely the payment of monetary damages by the Indemnifying Party and includes, as an unconditional term thereof, a full and complete release of the Indemnified Party by the claimant or the plaintiff of all Liability with respect to such claim.

(e)           The election by the Indemnifying Party, pursuant to Section 6.4(b), to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.

6.5           Right of Set-Off.

(a)           Purchaser Parent, on behalf of itself and any other Purchasing Group Indemnitee, may set-off any amounts owed to any of them by any Selling Group Member pursuant to the Transaction Documents against any amounts or consideration owed by Purchaser, Purchaser Parent or any of their respective Affiliates to any Selling Group Member (including the Holdback Amount).  In addition, if there are any outstanding indemnification claims or matters for which a Purchasing Group Indemnitee may be entitled to indemnification hereunder or other amounts to which any Purchasing Group Indemnitee may be entitled pursuant to any Transaction Document, Purchaser Parent may hold back and defer payment of any amounts or consideration owed by Purchaser or Purchaser Parent to any Selling Group Member (including the Holdback Amount) until such matters are resolved and may deduct and retain from any amounts so held back any amounts any Selling Group Member owes any Purchasing Group Indemnitee hereunder. The exercise of such right of set-off by Purchaser Parent shall not constitute an event of default under any obligation owed by Purchaser or Purchaser Parent to any Selling Group Member. Neither the exercise nor the failure to exercise such right of set-off will constitute an election of

6.6           Holdback.

(a)           At the Closing, as a source of security for any indemnification and other obligations of Seller and the other Selling Group Members under this Agreement, the Purchasing Group Members shall withhold the Holdback Amount from the Cash Consideration Component to be held by Purchaser Parent for the Holdback Period as a non-exclusive source for effecting the payment and discharge of any indemnification or other obligations of Seller or any other Selling Group Member under this Agreement. The Holdback Amount does not set a maximum amount of liability of Seller and the other Selling Group Members for their indemnification and other obligations under this Agreement. Unless consented to by Purchaser Parent in writing, which consent may be withheld in Purchaser Parent’s sole discretion, Seller and the other Selling Group Members must pay any amounts payable by Seller or any other Selling Group Member out of funds other than the Holdback Amount.

(b)          If the Purchasing Group Members at any time, and from time to time, determine that any Purchasing Group Member may be entitled to payment, reimbursement or indemnification for any amount under this Agreement (“Holdback Claim”), the Purchasing Group Members will notify the Selling Group Members of such claim (“Holdback Claim Notice”). The Holdback Claim Notice shall set forth the amount claimed and the basis of the Purchasing Group Members’ claim in reasonable detail, together with any supporting documentation.

(c)           Within fifteen (15) days after delivery of a Holdback Claim Notice, the Selling Group Members may deliver to the Purchasing Group Members a written objection to all or any part of the Holdback Claim Notice (“Holdback Claim Objection”). A Holdback Claim Objection shall set forth the amount of the Holdback Claim Notice disputed and the basis of the Selling Group Members’ objection to the Holdback Claim Notice in reasonable detail, together with any supporting documentation.

(d)           If Seller fails to deliver a Holdback Claim Objection to Purchaser by 5:00 P.M. Eastern Time on the 15th day following delivery of a Holdback Claim Notice to Seller (or the next succeeding Business Day if such 15th day is not a Business Day), the Holdback Amount and the Purchase Consideration shall be reduced by the amount requested in the Holdback Claim Notice. Purchaser shall continue to hold the remaining balance of the Holdback Amount, if any, in accordance with the terms of this Agreement.

(e)           If the Selling Group Members deliver a Holdback Claim Objection within the time provided in Section 6.6(d) with respect to all or any portion of a Holdback Claim Notice, the Holdback Amount shall not be reduced by the amount requested in the Holdback Claim Notice or the disputed portion thereof, as applicable, pending either (i) written agreement of the Purchasing Group Members and the Selling Group Members as to the action to be taken in respect of such Holdback Claim Notice; or (ii) the submission of such Holdback Claim Notice and Holdback Claim Objection to arbitration in accordance with Section 7.6 and a final non-appealable award with respect to such arbitration having been rendered (in each case under clause (e)(i) or (ii), a “Disputed Holdback Claim Resolution”). Upon resolution of a disputed Holdback Claim, and if the Disputed Holdback Claim Resolution provides for a payment or reimbursement to any Purchasing Group Member, the Purchase Consideration and the Holdback Amount shall be reduced in accordance with the Disputed Holdback Claim Resolution. If the Disputed Holdback Claim Resolution does not provide for a payment or reimbursement to Purchaser, then Purchaser shall continue to hold the amount of the resolved Holdback Claim in the Holdback fund in accordance with the terms of this Agreement.

(f)           The Holdback Amount remaining as of the Holdback Release Date, if any, shall be reduced by an amount equal to the excess (if any) of (i) the balance of the Holdback Amount on the Holdback Release Date; over (ii) the sum of all amounts reflected in any then outstanding and unresolved Holdback Claim Notices and the sum of all amounts which have not been paid to the Purchasing Group Members prior to the Holdback Release Date as a result of Holdback Claims resolved under Section 6.6(d) or Section 6.6(e) (the excess amount, if any being referred to herein as the “Holdback Release Amount.” As promptly as practicable after the Holdback Release Date, and not later than the fifth Business Day following the Holdback Release Date, Purchaser shall release from and disburse the Holdback Release Amount to Seller.

6.7            Limitation on Indemnification Damages

                 The maximum aggregate amount of Damages that may be recovered by the Purchasing Group under this Article VI will not exceed the Indemnification Cap; provided that the Indemnification Cap shall not be applicable to, or limit recovery of, Non-Capped Indemnification Damages.

6.8           Survival.

(a)           All representations and warranties in this Agreement shall survive the Closing and shall remain in full force and effect and shall expire on the Indemnification Expiration Date, and no Indemnifying Party will be liable for any Damages under this Article VI with respect to a breach of such representations and warranties unless a Notice of Indemnification Claim is given by the Indemnified Party to the Indemnifying Party with respect thereto prior to the Indemnification Expiration Date; provided, that the foregoing limitation on survival and liability for Damages shall not apply to (i) the representations and warranties included in Non-Capped Indemnification Damages, which shall survive indefinitely; and (ii) liability for Damages relating to fraudulent, intentional or willful breaches by any Seller Group Member in connection with a representation or warranty contained in this Agreement or in any certificate, instrument or document delivered herewith shall survive until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

(b)           All covenants, obligations and agreements of the Parties contained herein shall survive the Closing indefinitely or for such shorter period as may be explicitly specified herein with respect to particular covenants, obligations or agreements. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

6.10           Effect of Investigation. The representations, warranties, covenants and obligations of an Indemnifying Party, and an Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation or due diligence conducted by or on behalf of the Indemnified Party (including by any of its representatives) prior to the Closing, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the inaccuracy of any representation or warranty, or on the non-performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants or obligations. Notwithstanding the foregoing provisions of this Section 6.10, an Indemnified Party shall not be entitled to obtain indemnification under this Article VI with respect a particular indemnification claim to the extent the Indemnified Party had actual knowledge prior to Closing (i) of the particular facts or circumstances that gave rise to the claim for indemnification and (ii) that such particular facts or circumstances would constitute the basis for a claim for indemnification under this Article VI.

6.11           Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Consideration for Tax purposes, unless otherwise required by Law.

ARTICLE VII
MISCELLANEOUS

7.1           Entire Agreement. This Agreement, including all exhibits attached hereto, all of which are hereby incorporated herein by reference, sets forth the entire agreement and supersedes any and all prior agreements, understandings, promises or representations of the Parties with respect to the transactions and subject matter set forth herein. No Party shall be bound by, and each party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

7.2           Amendments and Waivers. This Agreement may be amended, modified, superseded, or cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties. Absent such a written agreement between the Parties, no delay on the part of a Party in exercising any right, power, or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any right hereunder, nor any single or partial exercise of any rights hereunder, preclude any other or further exercise thereof or the exercise of any other right hereunder.

7.3          Assignment. No Party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other Parties. Notwithstanding the foregoing, (i) any Party may assign this Agreement in its entirety, upon prior written notice to the other Parties, to any entity controlling, controlled by, or under common control with, the assigning Party (an “Affiliate Assignee”); provided that (1)  such Affiliate Assignee has the financial and other resources necessary to perform all obligations under this Agreement; (2) such Affiliate Assignee agrees in writing to be bound by this Agreement; (3) the assigning Party remains fully responsible for the performance of this Agreement, and (4) the assigning Party provides the other Parties with written notice of such assignment prior to such assignment being made; and (ii) this Agreement may be assigned in its entirety by Purchaser to the acquirer of Purchaser in connection with a Change in Control of Purchaser. This Agreement will be binding on and inure to the benefit of each Party and to each Party's respective permitted successors and assigns.

          7.4           Notices. Any notice required or permitted under this Agreement shall be in writing, and shall be delivered to the intended recipient as follows: (i) by certified mail, postage prepaid and return receipt requested; (ii) by courier service; or (iii) by Electronic Transmission. Notice shall be deemed given if by certified mail or courier service on the date of first-attempted delivery to the intended recipient’s address as set forth on the signature page to this Agreement (or such other address as a Party may hereafter designate by written notice to the other Parties pursuant to this Section 7.4); and notice by Electronic Transmission shall be deemed given on the date of the sender’s receipt of an Electronic Transmission from the intended recipient. The street addresses and electronic mail addresses of the Parties are set forth on the signature page to this Agreement and may be changed from time to time by notice given by a Party to the other Parties pursuant to the provisions of this Section 7.4.

            7.5           Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by and construed in accordance with the Laws of the Governing Law State, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the Governing Law State or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Governing Law State.

            7.6           Dispute Resolution, Forum.

(a)           The Parties consent to and agree that any dispute or claim arising out of, or in any way related to, this Agreement shall be submitted to binding arbitration in the Arbitration Venue and conducted in accordance with the Judicial Arbitration and Mediation Service (“JAMS”) rules of practice then in effect or such other procedures as the Parties may agree in writing, and the Parties expressly waive any right they may otherwise have to cause any such action or proceeding to be brought or tried elsewhere. The Parties further agree that (i) any request for arbitration shall be made in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen; provided however, that in no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based on such claim, dispute, or other matter would be barred by the applicable statue(s) of limitations; (ii) the appointed arbitrator must be a former or retired judge or attorney at law with at least ten (10) years’ experience in commercial matters; (iii) costs and fees of the arbitrator shall be borne by the Parties equally, unless the arbitrator or arbitrators determine otherwise; (iv) depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings; and (v) the award or decision of the arbitrator, which may include equitable relief, shall be final, and judgment may be entered on such award in accordance with applicable law in any court having jurisdiction over the matter. The arbitrator shall be required to follow applicable law in rendering the arbitrator’s decision.

(b)        TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)           The Parties acknowledge and agree that money damages may not be a sufficient remedy for a breach of certain provisions of this Agreement, including but not limited to Sections 5.3 and 5.4, and accordingly, a non-breaching Party may be entitled to specific performance and injunctive relief as remedies for such violation. Accordingly, the Parties agree that a non-breaching party may seek relief in a court of competent jurisdiction for the purposes of seeking equitable relief hereunder, and that such remedies shall not be deemed to be exclusive remedies for a violation of the terms of this Agreement but shall be in addition to all other remedies available to the non-breaching party at law or in equity.

(d)          In any action, or other proceeding by which a Party either seeks to enforce its rights under this Agreement, or seeks a declaration of any rights or obligations under this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, and subject to Section 7.6(a) above, reasonable costs and expenses incurred to resolve such dispute and to enforce any final judgment.

(e)           No remedy conferred on a Party by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of one or more remedies by a Party will not constitute a waiver of the right to pursue other available remedies.

7.7          Public Communications. The Parties shall not make any public statements, including any press releases, with respect to the Transaction Documents and the Transactions without the prior written consent of the other Party(ies) (which consent shall not be unreasonably withheld) except as may be required by Law, any Governmental Authority or the rules of any securities exchange or market. If a public statement is required to be made by Law, by any Governmental Authority or the rules of any securities exchange or market, the Parties shall use reasonable efforts to consult with each other in advance as to the contents and timing thereof. Notwithstanding the foregoing, the Selling Group hereby consents to the making of public announcements and filings of the Transaction and the Transaction Documents, and the filing of Transaction Documents with Governmental Authorities, by the Purchasing Group without requiring the prior written consent or review of the Selling Group.

7.8          In the event any provision of this Agreement is deemed to be invalid or unenforceable by a court or other authority having competent jurisdiction: (a) said provision shall nevertheless be enforced to the maximum extent thereby permitted so as to give as much effect as possible to the intention of the Parties; and (b) the remaining provisions not so affected will continue in full force and effect.

                7.9          Interpretation.

(a)            Every provision of this Agreement is the result of full negotiations amongst the Parties, both of whom have either been represented by counsel throughout or otherwise been given an opportunity to seek the aid of counsel. Each Party further agrees and acknowledges that it is sophisticated in legal affairs and has reviewed this Agreement in detail. Each Party acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions contemplated hereunder. The limitations and disclaimers related to warranties and liability contained in this Agreement are intended to limit the circumstances and extent of liability. No provision of this Agreement shall be construed in favor of or against any of the Parties hereto by reason of the extent to which any such Party or its legal counsel participated in the drafting thereof.

(b)            Captions and headings of sections contained in this Agreement are for convenience only and shall not control the meaning, effect, or construction of this Agreement.

(c)            Time periods used in this Agreement shall mean calendar periods unless otherwise expressly indicated.

(d)            Except as otherwise provided or if the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular as well as the masculine, feminine and neuter genders, (ii) the terms “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “or” shall be inclusive and not exclusive, (iv) all references to Articles, Sections, subsections, preambles or recitals, refer to the Articles, Sections, subsections, preamble and recitals of this Agreement, and all references to Schedules refer to the Schedules attached to this Agreement or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (v) the terms “hereunder,” “hereof,” “hereto,” and words of similar import shall unless otherwise stated be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof, (vi) the terms “dollars” or “$” means United States dollars, (vii) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified through the date hereof in accordance with the terms thereof and includes all addenda, exhibits and disclosure schedules thereto, (viii) any reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and (ix) any reference to any Governmental Authority includes any designee thereof or successor thereto.

(e)           The Parties intend that each representation, warranty, and covenant contained in this Agreement shall have independent significance. If any Party has breached any representation, warranty, or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(f)           In the event of any inconsistency between the statements made in the body of this Agreement and those contained in the Schedules (other than an express exception to a specifically identified statement), those in this Agreement shall control. Any disclosures in any Schedule or in any other Transaction Document of any information that is not required under the terms hereof or thereof to be disclosed herein or therein shall not change or diminish the disclosure requirements herein or therein.

7.10           Counterparts; Facsimile or PDF Signature. This Agreement may be executed in counterparts, each of which will be deemed an original hereof and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or PDF signature by a Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

[The remainder of this page intentionally left blank; signature page and exhibits follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the date first above written.

Purchasing Group

AutoWeb, a Delaware Corporation
By:	/s/ Jared R. Rowe
Jared R. Rowe, President and Chief Executive Officer

Tradein Expert, Inc., a Delaware corporation
By:	/s/ Jared R. Rowe
Jared R. Rowe, President and Chief Executive Officer

Purchasing Group Notice Contact Information:
AutoWeb, Inc. 6410 Oak Canyon, Suite 250 Irvine, California 92618 Attention: Glenn E. Fuller Executive Vice President, Chief Legal Officer and Secretary Email Address: AutoLegal@autoweb.com

Selling Group
Car Acquisition, LLC, a Texas limited liability company

By:	/s/ Steve Cummings
Steve Cummings, Manager

Carzuz.com LLC, a Texas limited liability company

By:	/s/ Phil Kandera
Phil Kandera, Chief Executive Officer and Managing Member

McCombs Family Partners Ltd., a Texas limited partnership

By:	/s/ Steve Cummings
Steve Cummings, President

Selling Group Notice Contact Information:

Car Acquisition, LLC
CarZuz.com, LLC
McCombs Family Partners, Ltd.
c/o McCombs Enterprises
755 E Mulberry Ave, Suite 600
San Antonio, TX 78212
Attention: Joseph Shields, Director of Business Development
Email Address: jshields@mccombsHQ.com

Kandera
/s/ Phil Kandera
Phil Kandera

Kandera Notice Contact Information:

[Personal Notice Contact Information for Mr. Kandera has been redated in accordance with Regulation SK 601(a)(6)]

Exhibit A
Purchased Assets
And
Assumed Liabilities and Obligations Schedule

I. Purchased Assets

All of the assets, rights, privileges, interests, and properties, of every type and description, owned, leased, used, useable or held for use by Seller, or by any other Selling Group Member in connection with the Business, The Purchased Assets include, without limitation, the following:

●
All Tangible Personal Property owned, leased, licensed, used, useable or held for use by Seller, wherever located, and whether or not carried on the books of Seller, including all furniture, fixtures, computers, printers, appliances, and other items located at the Business Location, including, without limitation the following (but excluding only such office furniture and other items listed as Excluded Assets):

o
Tables and Chairs

o
Electronics, including computers, printers, monitors, televisions, Internet and telephone equipment (e.g., headsets, handsets and routers and switches)

o
Inspection tools (e.g., paint gauges)

o
White boards

●
All work in process of whatever nature;

●
All Business Intellectual Property;

●
All rights, title and interests of Seller in and to tenant improvements and fixtures attached or appurtenant to, and possession of, Seller’s office location as of the Closing, and all easements, licenses, rights and appurtenances relating thereto (“Business Real Property”);

●
All keys to buildings, offices, security codes, passwords, and identification numbers pertaining to the operation of the Business Real Property;

●
all Contracts to which Seller or any Selling Group Member is a party and which relate to the Business or any Purchased Assets, including all Contracts with Business Relationships or vendors or suppliers of goods or services to or for the benefit of the Business, the Intellectual Property Contracts, and all other Contracts pursuant to which Seller acquired or otherwise derives any rights or entitlements with respect to the Business or any Purchased Assets, including all confidentiality, non-competition, non-solicitation and similar Contracts; provided, however, excluding all Excluded Contracts;

●
all accounts and relationships with any Persons who pay Seller, or from whom Seller derives, any revenues and other Persons having business dealings with Seller (“Business Relationships”);

●
all Business Records, other than Excluded Business Records;

●
all prepaid expenses and deposits paid by or to Seller, including all advances and security deposits made by Seller to any Person, and all other prepaid items, credits, and discounts for or toward the purchase of goods or services, excluding the security deposit for Kandera’s pre-Closing lease for the Business Location;

(iii) all telephone and fax numbers;

(iv) all goodwill and going concern value of and related to the Business;

(v) all bank accounts, trust accounts, suspense accounts or similar accounts, and safe deposit boxes of Seller, other than those bank accounts listed on the Excluded Assets and Liabilities and Obligations Schedule;

(vi) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities and Obligations;

(vii) All names and dba’s under which Seller conducts the Business, including the names CarZeus and CarZuz (collectively, the “Business Names”);

(viii) all rights, claims, credits, causes of action, rights to indemnification and contribution or rights of set-off of Seller against third parties, whether choate or inchoate, known or unknown, contingent or non-contingent;

(ix) all express or implied warranties of manufacturers, sellers, or lessors of any Purchased Assets and all other warranties and guaranties for the benefit of Seller;

(x) all Assumed Contracts;

(xi) all Business Intellectual Property; and

(xii) the CarZeus logo.

II.
Assumed Liabilities and Obligations

The following are the only Assumed Liabilities and Obligations:

Assumed Liabilities and Obligations

●
The performance of Seller’s obligations which arise after the Closing Date under the Assumed Contracts, but expressly not including any Liabilities, whenever arising or asserted, which relate to or arise out of any breach or violation of any Assumed Contract, or any default or failure to perform under any Assumed Contract prior to the Effective Time.
●
Only payment obligations under the Assumed Contracts arising after the Closing Date.

Assumed Contracts

●
All Contracts listed on Schedule A-1 attached hereto.
●
All Confidentiality, Non-Disclosure and Noncompetition Agreements between Seller and any third parties protecting Seller’s Confidential Information, including any of the foregoing with Business Employees.

Schedule A-1
Assumed Contracts

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit B
Excluded Assets
And
Liabilities and Obligations Schedule

I.
The following assets of Seller constitute the only Excluded Assets:

●
All cash and cash equivalents.

●
All Seller bank accounts.

●
Tax Returns and Tax records of Seller and the Seller entity’s seal, minute books, stock books and other records having to do with the organization, capitalization and governance of Seller.

●
All rights of Seller under this Agreement.

●
All Employee Benefit Plans and all amounts held or invested by Seller in connection therewith.

●
The Contracts set forth on Schedule B-1 attached hereto.

●
The vehicles in inventory as of the Closing listed on Schedule B-2 attached hereto.

●
The Accounts Receivable generated prior to Closing listed on Schedule B-3 attached hereto.

●
All Excluded Business Records.

●
The security deposit for Kandera’s pre-Closing lease for the Business Location.

●
The following items located at the Business Location:
o
 personal effects of Business Employees
o
(2) Leather Chairs & Table in front lobby
o
(2) White decorative plants, (2) silver potted plants & (2) wall art in front lobby
o
(2) Dell Monitors - Service tag FQXV352
o
(1) Storage table (Coffee stand) in break area
o
(1) Custom made wooden clock in hallway

Schedule B-1
Excluded Contracts

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule B-2
Excluded Vehicles Inventory

None. Seller has no Vehicle Inventory as of Closing

Schedule B-3
Excluded Accounts Receivable

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

II. Excluded Liabilities and Obligations

The Excluded Liabilities and Obligations include, without limitation, the following:

●
Any Damages incurred by any Purchasing Group Member to the extent resulting from Seller’s operation of the Business prior to the Closing.

●
Any liabilities for breaches of or events of default under Assumed Contracts occurring prior to Closing.

●
All Excluded Contracts

Exhibit C
Closing Schedule

I.
Closing Deliveries and Actions by Selling Group. At the Closing, the Selling Group Members took the following actions and delivered the following documents, as applicable, to the Purchasing Group:

●
This Agreement, duly executed by Seller and each other Selling Group Member.

●
All other Transaction Documents to which Seller or any other Selling Group Member is a party, duly executed by Seller and such other Selling Group Members.

●
The Bill of Sale, duly executed by Seller.

●
Written Consents for assignment of the Nonassignable Contracts and all other Consents referenced in Section 3.4(b) of the Disclosure Schedule and designated therein as a “Consent Required For Closing” (collectively the “Consents Required For Closing”), if any.

●
Seller shall have obtained and delivered to Purchaser all Governmental Authorizations and other Consents from third parties, and shall have made or given all filings, submissions and notifications required under any Law applicable to such party or any of its Affiliates, that may be or become necessary for the performance of their respective obligations under the Transaction Documents or the consummation of the Transactions. Seller will not permit or agree to any changes to the terms of, or waive or agree to waive any rights with respect to, the Business or any Purchased Assets (including any Contracts included therein) in connection with or to obtain any such Consent without the prior written approval of the Purchaser.

●
At or before the Closing, Sellers shall deliver to the Purchaser, written evidence, in form and substance reasonably satisfactory to the Purchaser, that the boards of directors, stockholders, managers, all partners and all members, as applicable, of Seller and each other Selling Group Member have consented to, approved, and duly authorized the Transaction and waived any dissenter’s appraisal or similar rights that any of them may have with respect to the Transactions (collectively, the “Seller Consents and Approvals”).

●
The Intellectual Property Assignment duly executed by the parties thereto.

●
Entity Consents for Seller and each other Selling Group Member and a certificate signed by an authorized officer certifying as to (i) the incumbency of the officers of such entity executing documents or instruments on its behalf and (ii) the Entity Consents; and attaching a good standing certificate of Seller and each other Selling Group Member as of a date within five of the Closing Date.

●
UCC searches for Seller showing no Encumbrances on any Purchased Assets.

●
A Section 1445 Certification dated as of the Closing Date, stating, under penalties of perjury, the transferor’s United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

●
The Encumbrance Termination Documents.

●
The Powers of Attorney.

●
A properly completed and duly executed IRS Form W-9.

●
The Opinion of Seller Counsel.

●
Documentation effecting the transfer of registration of all domain names to Purchaser or Purchaser Parent (as designated by Purchaser Parent).

●
Documentation effecting the termination of all dba’s held by Seller and related to the Business, including the assumed names CarZeus and CarZuz.

●
Termination of Vance Jackson Service Center Lease Agreement dated May 8, 2017, as amended by First Amendment to Lease dated October 17, 2018, by and between Hooten Non Exempt Family Trust B (landlord) and Kandera (tenant)

●
Termination of Sublease dated May 20, 2019 between Kandera (sublessor) and Seller Class A Member (sublessee)

●
Termination of Sublease Agreement dated November 18, 2019 between Seller Class A Member (sublessor) and Seller (sublessee)

II.
Closing Deliveries and Actions by Purchasing Group. At the Closing, the Purchasing Group Members took the following actions and delivered the following documents, as applicable, to the Selling Group:

●
This Agreement, duly executed by Purchaser and Purchaser Parent.

●
All other Transaction Documents to which Purchaser or Purchaser Parent is a party, duly executed by Purchaser and Purchaser Parent, as applicable.

III.
Payment of Purchase Consideration Closing Payment.

At the Closing, Purchaser paid the Purchase Consideration Closing Payment by wire transfer of immediately available funds to Seller or its designees in accordance with the written instructions of Seller delivered to Purchaser prior to the Closing, which written instructions shall provide the identity of each payee, the amounts to be paid to such payee and the instructions for making payment to such payee.

Exhibit D
Form of Bill of Sale and Assignment

BILL OF SALE AND ASSIGNMENT

This Bill of Sale and Assignment (“Bill of Sale”) is made and entered into as of July 31, 2021 (“Effective Date”), by and between Car Acquisition, LLC, a Texas limited liability company (“Seller”), and Tradein Expert, Inc., a Delaware corporation (“Purchaser”).

Background

This Bill of Sale is made and given by Seller pursuant to and in accordance with that certain Asset Purchase Agreement entered into by and among Seller, Purchaser and other third parties as of the Effective Date (“Asset Purchase Agreement”), pursuant to which Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from Seller, the Purchased Assets. Capitalized terms used herein but not defined herein shall have the respective meanings given to them in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Seller hereby agrees as follows:

1. Sale and Transfer of Purchased Assets and Assignment of Assumed Contracts.

(a)           Pursuant to the terms and subject to the conditions of the Asset Purchase Agreement, effective as of the Effective Time Seller does hereby sell, assign, transfer, grant, bargain, convey and deliver to the Purchaser good, valid and marketable title to all Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)           Pursuant to the terms and subject to the conditions of the Asset Purchase Agreement, effective as of the Effective Time Seller hereby transfer and assigns to Purchaser all of Seller rights, title and interests in, to and under the Assumed Contracts.

2.    Terms of the Asset Purchase Agreement. This Bill of Sale is given in accordance with the Asset Purchase Agreement and is subject to the rights, obligations, representations, and warranties therein contained. The terms of the Asset Purchase Agreement are not in any way superseded, modified, replaced, amended, changed, rescinded or waived by this Bill of Sale. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall control.

3.    Further Assurances. Seller agrees to perform, execute and/or deliver or cause to be performed, executed and/or delivered any and all such further acts and assurances as Purchaser may reasonably require to perfect its interest in and ownership of the Purchased Assets sold, assigned, transferred, granted, bargained, conveyed and delivered pursuant to the Asset Purchase Agreement and this Bill of Sale.  This Bill of Sale shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

4.     Power of Attorney. Seller hereby constitutes and appoints Purchaser as Seller’s true and lawful attorney, with full power of substitution, for it and in its name, place and stead, or otherwise, to demand and receive from time to time, the Purchased Assets hereby sold, transferred, assigned, conveyed and delivered, or intended so to be, and to get receipts and releases for and in respect of the same or any part thereof, and from time to time to institute and prosecute in the name of Seller or otherwise, any and all proceedings at law, in equity or otherwise, that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title, of any kind, in and to the Purchased Assets hereby sold, transferred, assigned, conveyed, and delivered, or intended so to be, and to defend and compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and generally to do all and any such acts and things in relation thereto as Purchaser shall deem advisable.

5.     Successors and Assigns. This Bill of Sale shall be binding upon and shall inure to the benefit of the Assignors and Assignee and their respective successors, legal representatives and assigns, and all others acting by, through, with or under the Assignors’ direction and all those in privity therewith.

6.           Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Bill of Sale shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7.           Dispute Resolution, Forum.

(a)           The Parties consent to and agree that any dispute or claim arising out of, or in any way related to, this Bill of Sale shall be submitted to binding arbitration in the Arbitration Venue and conducted in accordance with the Judicial Arbitration and Mediation Service (“JAMS”) rules of practice then in effect or such other procedures as the Parties may agree in writing, and the Parties expressly waive any right they may otherwise have to cause any such action or proceeding to be brought or tried elsewhere. The Parties further agree that (i) any request for arbitration shall be made in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen; provided however, that in no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based on such claim, dispute, or other matter would be barred by the applicable statue(s) of limitations; (ii) the appointed arbitrator must be a former or retired judge or attorney at law with at least ten (10) years’ experience in commercial matters; (iii) costs and fees of the arbitrator shall be borne by the Parties equally, unless the arbitrator or arbitrators determine otherwise; (iv) depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings; and (v) the award or decision of the arbitrator, which may include equitable relief, shall be final, and judgment may be entered on such award in accordance with applicable law in any court having jurisdiction over the matter. The arbitrator shall be required to follow applicable law in rendering the arbitrator’s decision.

(b)        TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS BILL OF SALE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)           The Parties acknowledge and agree that money damages may not be a sufficient remedy for a breach of this Bill of Sale, and accordingly, a non-breaching Party may be entitled to specific performance and injunctive relief as remedies for such violation. Accordingly, the Parties agree that a non-breaching party may seek relief in a court of competent jurisdiction for the purposes of seeking equitable relief hereunder, and that such remedies shall not be deemed to be exclusive remedies for a violation of the terms of this Bill of Sale but shall be in addition to all other remedies available to the non-breaching party at law or in equity.

(d)          In any action, or other proceeding by which a Party either seeks to enforce its rights under this Bill of Sale, or seeks a declaration of any rights or obligations under this Bill of Sale, the prevailing party will be entitled to reasonable attorneys’ fees, and subject to Section 7(a) above, reasonable costs and expenses incurred to resolve such dispute and to enforce any final judgment.

(e)           No remedy conferred on a Party by any of the specific provisions of this Bill of Sale is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of one or more remedies by a Party will not constitute a waiver of the right to pursue other available remedies.

8.           Counterparts; Facsimile or PDF Signature. This Bill of Sale may be executed in any number of counterparts, each of which will be deemed an original hereof and all of which together will constitute one and the same instrument. This Bill of Sale may be executed by facsimile, PDF or electronic signature by a Party and such signature shall be deemed binding for all purposes hereof and have the same force and effect as original signatures, without delivery of an original signature being thereafter required.

[Remainder of Page Intentionally Left Blank; Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Bill of Sale to be duly executed as of the Effective Date.

Purchaser

Tradein Expert, Inc.

By: ___________________________
Glenn E. Fuller, Executive Vice President, Chief Legal and Secretary

Seller

Car Acquisition, LLC

By:  ___________________________
Steve Cummings, Manager

Exhibit E
Form of Intellectual Property Assignment

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit F
Form of Opinion of Seller Counsel

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit G
Purchaser-Hired Former Business Employees Schedule

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit H
Transition Services Schedule

Seller Vehicles in Inventory

Prior to the Closing, Seller surrendered to the Texas Department of Motor Vehicles all Texas Motor Vehicle Dealer licenses related to the Business Location. Prior to surrendering its motor vehicle dealer licenses, Seller ceased acquiring vehicles, and all vehicles acquired prior to Closing and in inventory were moved off the Business Location premises prior to the Closing.

Purchaser-Hired Former Business Employees will made reasonably available to assist in title processing and receivables collection activity for vehicle inventory owned and sold by Seller prior to the Closing. This assistance will continue for up to sixty (60) days following the Closing. This assistance is conditioned upon Seller continuing to provide Purchaser-Hired Former Business Employees access to Seller’s instance of Frazer DMS software as necessary to provide the assistance.

Accounts Receivable

1.           After the Closing, Purchaser shall, at no cost to Seller, promptly forward to Seller all checks or other payments received by Purchaser after the Closing and relating to payments for vehicle Inventory retained by Seller and included in the Excluded Assets.

2.           The Parties acknowledge that neither member of the Purchasing Group will be responsible for undertaking to collect Seller’s Accounts Receivable that are retained by Seller.

Accounts Payable

Seller is responsible for all Accounts Payable, vendor payables or employee obligations of the operations incurred prior to the closing date.  Any prepayments of vendors will be reconciled per the process described in the Closing Proration and Allocation Payment.

Correspondence and Communications

1.            After the Closing, the Selling Group Members shall, at no cost to Purchaser, promptly forward to Purchaser all correspondence, emails, texts or other communications received by the Selling Group Member relating to the Business or the Purchased Assets, and use commercially reasonable efforts to forward any calls or inquiries received concerning the Business to Purchaser.

2.           After the Closing, Purchaser shall, at no cost to Seller, promptly forward to Seller all correspondence, emails, texts or other communications received by any Purchasing Group relating to the operation of the Business prior to Closing or to the Excluded Assets, and use commercially reasonable efforts to forward any calls or inquiries received concerning the foregoing to Purchaser.

Closing Proration and Allocation Payment. Within thirty (30) days following the Closing, Seller and Purchaser shall reconcile all accounts payable, accounts receivable and prepaid amounts, if any, that are to be allocated to the respective parties as of the Closing Date. Upon completion of that reconciliation, Seller shall pay to Purchaser, or Purchaser shall pay to Seller, as applicable, the Closing Proration and Allocation Payment, assuming that there are any prorations and allocations that need to be made based on the reconciliation.